Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               CRC HOLDINGS CORP.
                 [TO BE RENAMED CRC-EVANS INTERNATIONAL, INC.]
             (Exact name of registrant as specified in its charter)
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
              DELAWARE                                 1623                               76-0539257
   (State or other jurisdiction of         (Primary standard industrial                (I.R.S. Employer
   incorporation or organization)          classification code number)               Identification No.)
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                            ------------------------

                         11601 N. HOUSTON ROSSLYN ROAD
                              HOUSTON, TEXAS 77086
                                 (281) 999-8920

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                            ------------------------

                                M. TIMOTHY CAREY
                            CHIEF EXECUTIVE OFFICER
                         11601 N. HOUSTON ROSSLYN ROAD
                              HOUSTON, TEXAS 77086
                                 (281) 999-8920
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

       DAVID S. PETERMAN, P.C.                          WILLIAM N. FINNEGAN
 AKIN, GUMP, STRAUSS, HAUER & FELD,                    ANDREWS & KURTH L.L.P.
               L.L.P.                              600 TRAVIS STREET, SUITE 4200
  711 LOUISIANA STREET, SUITE 1900                      HOUSTON, TEXAS 77002
        HOUSTON, TEXAS 77002                               (713) 220-4200
           (713) 220-5800

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Section 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
                                 PROPOSED MAXIMUM AGGREGATE
     TITLE OF EACH CLASS OF               OFFERING                AMOUNT OF
   SECURITIES TO BE REGISTERED            PRICE(1)             REGISTRATION FEE
--------------------------------------------------------------------------------
Common Stock, $.01 par value            $45,000,000                $12,510
--------------------------------------------------------------------------------

(1) In accordance with Rule 457(o) under the Securities Act, the number of shares being registered and the proposed maximum offering price per share are not included in this table.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                 SUBJECT TO COMPLETION, DATED DECEMBER 7, 1998

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                              SHARES

[LOGO]                   CRC-EVANS INTERNATIONAL, INC.

                                  COMMON STOCK
                                 $   PER SHARE

--------------------------------------------------------------------------------

This is an initial public offering of common stock of CRC-Evans International,
Inc. CRC-Evans International, Inc. is offering               shares of common
stock with this prospectus. This is a firm commitment underwriting.

There is currently no public market for the shares. CRC-Evans expects that the
price to the public in the offering will be between $     and $     per share.
The market price of the shares after the offering may be higher or lower than the offering price.

CRC-Evans has applied for its common stock to be listed on the
under the symbol "      ."

INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 11.

                                        PER SHARE       TOTAL
                                        ---------    ------------
Price to the public..................       $        $
Underwriting discount................
Proceeds to CRC-Evans................

CRC-Evans has granted an over-allotment option to the underwriters. Under this option, the underwriters may elect to purchase a maximum of additional shares from CRC-Evans within 30 days following the date of this prospectus to cover over-allotments. The underwriters are offering the shares subject to various conditions and may reject all or part of any order. The
shares should be ready for delivery on or about                         against
payment in immediately available funds.
--------------------------------------------------------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CIBC OPPENHEIMER
                              BT ALEX. BROWN
                                                        SIMMONS & COMPANY
                                                          INTERNATIONAL

         The date of this Prospectus is                         , 1999.
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[THE ARTWORK DEPICTS THE COMPANY'S PRODUCTS AND SERVICES IN USE AND PHOTOGRAPHS
            OF VARIOUS TYPES OF PRODUCTS THE COMPANY MANUFACTURES.]

                                       2
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                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Prospectus Summary ......................................................    5
Risk Factors ............................................................   11
Forward-Looking Statements ..............................................   16
Use of Proceeds .........................................................   17
Dividend Policy .........................................................   17
Capitalization ..........................................................   18
Dilution ................................................................   19
Unaudited Pro Forma Financial Data ......................................   20
Selected Consolidated Financial Data ....................................   23
Management's Discussion and Analysis of Financial Condition and
  Results of Operations .................................................   24
Business ................................................................   31
Management ..............................................................   44
Principal Stockholders ..................................................   49
Certain Related Transactions ............................................   50
Description of Capital Stock ............................................   51
Shares Eligible For Future Sale .........................................   53
Underwriting ............................................................   54
Legal Matters ...........................................................   55
Experts .................................................................   55
Index to Financial Statements ...........................................   F-1

                            ------------------------

     As used in this prospectus, the terms "CRC-Evans" or the "Company" mean CRC-Evans International, Inc. and its subsidiaries including the Predecessor Business described below (unless the context indicates a different meaning), and the term "common stock" means the Company's common stock, $0.01 par value.

     As used in this prospectus, the terms "Predecessor Business" or "Predecessors" refer to the business and assets of the consolidated subsidiaries of CRC-Evans, prior to their acquisition (the "Management
Buyout") by CRC-Evans on June 12, 1997, and their predecessors. In the Management Buyout, Messrs. D. Dale Wood, M. Timothy Carey and C. Paul Evans, the Company's Chairman, Chief Executive Officer and President, respectively, arranged for the Company's purchase of its business and assets from Weatherford Enterra, Inc. ("Weatherford Enterra"). "Pro forma" information reflects the effects of the Management Buyout and related financing.

     CRC-Evans' principal executive offices are located at 11601 N. Houston Rosslyn Road, Houston, Texas 77086. Its telephone number is (281) 999-8920.

     Unless otherwise stated herein, all information contained in this prospectus assumes no exercise of the over-allotment option granted to the underwriters.

     Simultaneous with the effectiveness of the registration statement, the Company will effect a 40 for 1 stock split and an amendment to its certificate of incorporation as disclosed herein. Except for the financial statements beginning on page F-1, all common stock numbers and other information in this prospectus reflect the stock split and the amendment to the Company's certificate of incorporation.

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                      [THIS PAGE INTENTIONALLY LEFT BLANK]

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                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED IN OTHER PARTS OF THIS PROSPECTUS. IT IS NOT COMPLETE AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT INVESTORS SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. INVESTORS SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                                  THE COMPANY

     CRC-Evans is the world's leading provider of specialized equipment and services used in the construction and rehabilitation of gas and oil transmission pipelines. CRC-Evans and its Predecessors have been leaders in the specialized pipeline construction equipment industry since 1933. The Company estimates that its equipment or services are currently used on a significant majority of the gas and oil transmission pipeline construction projects throughout the world.

     The Company's management team together with two institutional investors, Natural Gas Partners IV, L.P. ("Natural Gas Partners") and Equus II
Incorporated ("Equus"), acquired the assets of and the business conducted by the Company from Weatherford Enterra in the Management Buyout in June 1997. The Company's current senior management team has been involved in managing CRC-Evans or its Predecessors' major lines of business since 1971. The Company believes the depth and experience of its management and employees are keys to the Company's excellent reputation with the world's leading pipeline contractors.

     The Company provides equipment and services, primarily to pipeline contractors, which are essential to the successful completion of a pipeline construction project. Although the Company's products and services represent only a relatively small cost component of a pipeline construction project, the critical nature of the Company's equipment and services has a significant impact on the pipeline contractor's ability to complete a project within budget and on time. The Company's pipeline products and services provide a wide range of solutions to the pipeline construction and rehabilitation industry. The Company sells and/or rents automatic pipeline welding systems, pipe bending equipment, line-up clamps, pipe coating plants, coating and cleaning equipment, pipeline rehabilitation equipment and lay barge pipe handling equipment. The Company also provides specialized services including joint coating, cement weighting, induction and resistance heating, and automatic welding systems training and technical assistance.

     The Company has experienced significant growth in revenues, EBITDA (as defined herein) and net income since the Management Buyout. Management believes that this growth is attributable to (i) a recent increase in demand for the Company's specialized products and services in response to increased worldwide pipeline construction and rehabilitation activity, (ii) the Company's strategic acquisitions and (iii) the successful implementation of the Company's business strategy. For the six months ended September 30, 1998, the Company generated revenues, EBITDA and net income of $56.8 million, $17.7 million and $8.8 million, respectively. These amounts represent increases of approximately 65.3%, 241.5% and 469.2%, respectively, over the pro forma results for the six months ended September 30, 1997.

                               INDUSTRY OVERVIEW

     The pipeline construction equipment and services industry provides products and services to support pipeline construction and rehabilitation performed by pipeline construction contractors. CRC-Evans provides specialized equipment and services used in the construction of gas and oil pipelines ranging from 6 to 60 inches in diameter and steel water pipelines ranging up to 120 inches in diameter. These specialized products and services are critical to the pipeline contractor's ability to complete a project within budget and on time. These products and services are generally provided by specialized pipeline equipment manufacturers and service providers such as the Company because: (i) most pieces of pipeline construction equipment are specific to a small range of diameter sizes, while the contractor works on a wide range of pipeline diameters and needs to use multiple equipment sizes for relatively short periods of time; (ii) contracts are often procured with short lead times, so quick delivery of equipment and services is required; and (iii) proprietary equipment, specialized engineering and technical operating capabilities, such as those the

Company offers, are critical to meeting the speed, efficiency and engineering requirements of pipeline welding, bending and coating. Accordingly, the Company has developed its business strategy around designing, manufacturing, reconditioning and providing a broad inventory of specialized pipeline construction equipment, for rental or sale, and services on an expedited basis to pipeline general contractors.

     Worldwide pipeline construction activity, based upon miles of pipeline completed, has grown substantially since 1995, increasing more than 44% from 14,201 miles in 1995 to 20,485 in 1997. Industry sources estimate that 22,232 miles of pipeline were constructed in 1998. This level of activity is anticipated to continue, as industry sources estimate that approximately 44,100 miles of pipeline are presently planned to be constructed in 1999 and thereafter. See "Business--Industry Overview--Pipeline Construction Statistics."

     The Company believes a number of factors will drive a continued increase in the worldwide level of pipeline infrastructure capital expenditures. In addition to the current trend of increasing pipeline construction activity, the Company expects a growing share of activity in the pipeline and equipment services industry will be derived from the rehabilitation of large-diameter pipelines in the United States, Canada and elsewhere. The pipeline rehabilitation market is influenced by the necessity to address an aging or corroding pipeline infrastructure to maintain safe operating conditions and to comply with increasing governmental regulations concerning safety and environmental protection. For example, if a large-diameter pipeline has significantly deteriorated due to corrosion, it is often more economical to rehabilitate the pipeline than to replace it. See "Business--Industry Overview--Other Important Trends."

                               COMPANY STRENGTHS

     The Company believes it is well positioned to continue as the leading provider of specialized equipment and services used in the construction and rehabilitation of gas and oil transmission pipelines. The Company believes it possesses a unique combination of specific strengths which provides a solid foundation for its growth strategy.

      o INDUSTRY LEADER. The Company is the world's leading provider of specialized equipment and services used in the construction and rehabilitation of pipelines. According to Spears & Associates, Inc. ("Spears"), a market research consulting firm, the Company enjoys a market share of approximately 66% in the specialized pipeline equipment rental markets in North America and a market share of approximately 75% in the worldwide field joint coating markets outside North America. In addition, management believes the Company enjoys a market share of approximately 70% in the worldwide onshore pipeline automatic welding equipment market. The Company believes its portfolio of specialized pipeline construction and rehabilitation equipment and services is the most complete in the industry.

      o SIGNIFICANT BARRIERS TO ENTRY. The Company believes its large investment in specialized rental equipment, highly experienced management, technical expertise and personnel, and worldwide sales force and sales representative network all serve as a barrier to entry. Furthermore, the Company believes its proprietary technology, including patents and pending patents, provides it with a significant technological advantage over its competitors in many of its product lines and services. In particular, the Company developed the first commercially viable automatic pipeline welding system in 1968 and continues to provide the most commonly used automatic pipeline welding systems in the world.

      o WORLDWIDE PRESENCE. Pipeline construction is worldwide in scope. While the United States is a large market, the majority of new pipeline construction projects are located outside the United States. The Company is organized to manage its diverse geographic customer base with a strong international direct sales force which is further complemented by a network of experienced commissioned sales representatives and distributors in key international markets.

      o CUSTOMER RELATIONSHIPS. The Company has developed long-term relationships with the majority of the world's leading pipeline construction contractors, pipe coating contractors and state-owned oil and gas pipeline companies. The Company has enjoyed repeat business with the majority of these companies. The Company's Total Project Support program helps the Company's customers achieve maximum efficiency and productivity on projects by making available to its customers the experience and technical expertise of its engineers and support staff throughout the entire project.

      o EXPERIENCED MANAGEMENT WITH SIGNIFICANT OWNERSHIP. The Company's current senior management team has been involved in managing CRC-Evans or its Predecessors' major lines of business since 1971. Management also has significant acquisition and operational experience gained through numerous years of service as executive officers of public companies. Messrs. Wood, Carey and Evans have completed over 30 acquisitions for the Company and its Predecessors. Following the completion of the offering, the Company's management will beneficially
          own approximately    % of the common stock.

                               BUSINESS STRATEGY

     The Company seeks to maximize shareholder value through its growth strategy which includes (i) expanding international operations, (ii) adding related products and services, (iii) making strategic acquisitions and (iv) extending and leveraging its technological leadership.

      o EXPANDING INTERNATIONAL OPERATIONS. Although the Company has historically served a worldwide customer base, it intends to strengthen and expand its international operational capability. The Company seeks to accomplish this goal primarily by acquiring established operations in several key international regions. These new operations centers are intended to provide distribution hubs from which the Company can more readily provide existing and new products and services to customers' projects. By being in closer proximity to its customers, the Company expects to strengthen its long-term customer relationships through increased customer contact as well as augment its market intelligence through the Company's local personnel.

      o ADDING RELATED PRODUCTS AND SERVICES. The Company intends to acquire or develop related products and services. The Company intends to provide these new products and services through its broad distribution system comprised of the Company's sales force, international sales representatives and operations centers in key geographic regions of pipeline construction and rehabilitation activity. This strategy is designed to enhance the performance of acquired companies, increase the speed of new product acceptance and further diversify the Company's sources of revenue.

      o MAKING STRATEGIC ACQUISITIONS. The Company continually evaluates opportunities to acquire businesses that offer complementary or competitive products and services. The Company believes acquisition candidates are available that should allow it to increase market share in its existing lines of business, provide product line extensions, and expand the geographic scope of its operations. The Company has completed three acquisitions since March 1998 with an aggregate purchase price of approximately $17.4 million (including all estimated future earn-out payments). The Company has consolidated a domestic competitor with pipeline rental assets, expanded its business into concrete weighting for pipelines and added resistance heat treating services to complement its pipeline induction heating business.

      o EXTENDING AND LEVERAGING TECHNOLOGICAL LEADERSHIP. Continuing its long history of innovation in the pipeline equipment and services industry, the Company intends to further extend its technological leadership and capabilities through in-house research and development, acquisition and licensing of technology as well as participation in joint development efforts with providers of related products or processes which incorporate the Company's products. This strategy has produced many industry innovations for the Company including the automatic welding system, pneumatic line-up clamps and mandrels, hydraulic pipe bending machines and line travel pipeline rehabilitation systems.

                               RECENT DEVELOPMENT

     On November 18, 1998, the Company purchased Didcot Heat Treatment Limited
("Didcot") for an aggregate purchase price of $2.4 million (plus an earn-out of up to $1.0 million). Didcot is a resistance heat treating company with its primary markets in the United Kingdom and Western Europe. The Company believes
Didcot is an ideal platform for future growth and product line extensions for its joint coating business.

                                  THE OFFERING

Common stock offered by the            shares
Company..............................
Common stock to be outstanding after
  the
  offering(1)........................  shares
Use of proceeds......................  The Company intends to use the net proceeds from the offering, estimated to
                                       be approximately $     million after
                                       underwriting discount and other expenses
                                       of the offering, to repay indebtedness
                                       and to provide for working capital and
                                       general corporate purposes, including
                                       strategic acquisitions. See "Use of
                                       Proceeds."

Proposed trading symbol..............

------------

(1) Excludes 670,160 shares of common stock issuable upon exercise of outstanding stock options, 24,000 of which are currently exercisable.

                                       8
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                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth, for the dates and periods indicated, summary historical and pro forma financial data of the Company. The summary historical financial data set forth below have been derived from the Company's historical financial statements. The summary pro forma financial data for the year ended March 31, 1998 and the six months ended September 30, 1997 give effect to the Management Buyout, the associated equity financing provided by
Natural Gas Partners and Equus (the "Equity Investment") and borrowings by the
Company under its credit facility (such borrowings, together with the Management
Buyout and the Equity Investment, the "Purchase Transactions"), as if they had occurred on April 1, 1997. The pro forma financial data do not necessarily represent what the Company's results of operations would have been if the transactions described above had occurred on such date and are not intended to project the Company's results of operations for any period. Such data should be read in conjunction with the information contained in the Unaudited Pro Forma
Financial Data and the Company's financial statements and notes thereto found elsewhere in this prospectus.
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                                               HISTORICAL                           PRO FORMA       HISTORICAL
                                          PREDECESSOR BUSINESS    PRO FORMA        COMPANY(2)       COMPANY(2)
                                          --------------------   COMPANY(2)       -------------    -------------
                                               YEAR ENDED        -----------       SIX MONTHS       SIX MONTHS
                                               MARCH 31,         YEAR ENDED           ENDED            ENDED
                                          --------------------    MARCH 31,       SEPTEMBER 30,    SEPTEMBER 30,
                                            1996       1997         1998              1997             1998
                                          ---------  ---------   -----------      -------------    -------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
Revenues:
  Sales revenue.........................  $  25,325  $  26,082   $   29,537         $  15,589        $  20,428
  Rental and service revenue............     39,329     43,293       34,919            18,766           36,360
                                          ---------  ---------   -----------      -------------    -------------
Total revenues..........................     64,654     69,375       64,456            34,355           56,788
Total cost of revenues..................     45,851     46,676       43,762            23,413           31,403
                                          ---------  ---------   -----------      -------------    -------------
Gross profit............................     18,803     22,699       20,694            10,942           25,385
Operating expenses:
  Selling, general and administrative...     13,056     13,018       13,130             6,910            9,175
  Research and development..............        856        754        1,104               472              690
  Other expenses (income)...............      2,750        367          (74 )            (195)            (324)
                                          ---------  ---------   -----------      -------------    -------------
Operating income........................      2,141      8,560        6,534             3,755           15,844
Interest expense (income)...............       (246)      (689)       2,695             1,164            1,709
                                          ---------  ---------   -----------      -------------    -------------
Income before income taxes..............      2,387      9,249        3,839             2,591           14,135
Income tax expense......................        889      3,359        1,535             1,041            5,313
                                          ---------  ---------   -----------      -------------    -------------
Net income..............................  $   1,498  $   5,890   $    2,304         $   1,550        $   8,822
                                          =========  =========   ===========      =============    =============
NET INCOME PER SHARE:
Basic...................................                         $     0.58         $    0.39        $    1.56
Diluted.................................                               0.56              0.38             1.43
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic...................................                          4,000,000         4,000,000        5,670,479
Diluted.................................                          4,120,000         4,120,000        6,171,301
OTHER FINANCIAL DATA:
EBITDA(1)...............................  $   6,978  $  10,847   $    9,456         $   5,193        $  17,732
Depreciation and amortization...........      4,837      2,287        2,922             1,438            1,888
Capital expenditures (excluding
  acquisitions).........................        473      2,402        1,148               131            1,759

                                                 SEPTEMBER 30, 1998
                                           ------------------------------
                                           HISTORICAL      AS ADJUSTED(3)
                                           ----------      --------------
                                               (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Working capital.........................    $ 34,330
Total assets............................      84,469
Total long-term debt, excluding current
  installments..........................      36,441
Total liabilities.......................      61,168
Total stockholders' equity..............      23,301

------------
(1) EBITDA represents net income before interest, income taxes, depreciation and amortization. The Company has included EBITDA data (which is not a measure of financial performance under generally accepted accounting principles ("GAAP")) because it understands that it is one measure certain investors use to determine a company's historical ability to service its indebtedness. Investors should not consider EBITDA to be an alternative to net income, as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.
(2) Does not give effect to the offering and the application of the net proceeds therefrom. Giving effect to the use of such proceeds as described in "Use
    of Proceeds," interest expense and net income per share would be $     and
    $     for the pro forma year ended March 31, 1998, $     and $     for the
    pro forma six months ended September 30, 1997 and $     and $     for the
    historical six months ended September 30, 1998, respectively.
(3) This gives effect to the sale of shares of common stock in this offering and the Company's use of the proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE SHARES.

THE PIPELINE CONSTRUCTION INDUSTRY IS CYCLICAL

     Demand for the Company's equipment and services depends primarily on the level of new pipeline construction by major oil and gas transmission companies and, to a lesser extent, on the level of rehabilitation work on existing pipelines. Historically, the pipeline construction industry has been cyclical, with a number of factors influencing spending decisions in the industry, including:

   o   costs of producing and transporting oil and gas;

   o   conversion to natural gas for residential and power generation usage;

   o   discoveries of new oil and gas reserves;

   o   local and international political and economic conditions;

   o   technological advances;

   o   the ability of oil and gas transmission companies to generate capital;
       and

   o   current and projected oil and gas prices.

     Changes in any of these factors can cause pipeline construction or rehabilitation activity to rise or fall significantly. The Company cannot control these factors. Currently, the Company needs major pipeline construction or rehabilitation projects to maintain and increase its revenues and profits. If these projects are delayed or cancelled, the revenues and cash flow of the Company will be adversely impacted. Although the Company seeks to mitigate revenue and cash flow fluctuations through the execution of its business strategy, the Company's revenues and cash flow will likely continue to be subject to substantial cyclical swings. The Company's revenues and profits would likely be hurt by reduced activity in the pipeline construction industry.
See"-- Many of the Company's Operations are Focused on a Few Projects," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

THE COMPANY HAS A LIMITED NUMBER OF MAJOR CUSTOMERS

     The Company operates primarily by providing equipment and services for the oil and gas pipeline construction industry. The Company provides equipment and services to a limited number of customers. Its success depends on keeping these customers and building relationships with new customers. If the Company loses one or more of its major customers, its revenues and profits would likely decrease. Ten customers were responsible for 45% of the Company's total revenues in the fiscal year ended March 31, 1998 (56% in 1997). In addition, one customer accounted for approximately 11% of the Company's total revenues in 1998. See "Business -- Customers and Contracts."

MANY OF THE COMPANY'S OPERATIONS ARE FOCUSED ON A FEW PROJECTS

     At any time there are a limited number of major pipeline construction projects worldwide. As a result, the Company's operations are often focused on a few projects. Accordingly, the status of these projects is critical to the Company's business. In addition, because the Company's operations are focused on only a few projects, the Company is subject to variations in quarter to quarter financial results. See "-- The Pipeline Construction Industry is Cyclical."

THE COMPANY IS EXPOSED TO RISKS IN DEVELOPING AND OTHER COUNTRIES

     The Company conducts business in many countries around the world, including many developing countries in Asia, Latin America, Africa and the Middle East and elsewhere in the world, yet often concentrates its operations in only a few countries. Operating in many of these countries involves risks which are not normally present in the United States, Canada or Western Europe. These risks include foreign currency restrictions, substantial exchange rate fluctuations, government seizure of assets, riots, government instability and underdeveloped legal systems. In addition, state-owned gas, oil and water pipeline companies are often the Company's major customers in these countries. These companies may choose not to use the Company's equipment or services for political reasons, or may be unable to do so if the government or local economy experiences problems. The legal risks in these countries are great, and can include unfair application of laws and regulations to foreign businesses, and unanticipated taxes of various kinds.

     Recently, certain developing countries, particularly those in Asia and the Former Soviet Union, have experienced substantial economic turmoil. If this turmoil continues or spreads to other developing countries, fewer pipelines may be built in these countries, which could result in lower demand for the Company's products and services. This would likely reduce the Company's revenues and income.

     The following table shows investors, on the basis of revenues from the point of sale, some of the countries where the Company's operations have recently been concentrated:

                                              YEAR ENDED MARCH 31,
                                       ----------------------------------
                                            HISTORICAL         PRO FORMA
                                       --------------------    ----------
               COUNTRY                   1996       1997          1998
-------------------------------------  ---------  ---------    ----------
U.S.A................................       18.8%      18.8%        26.6%
Canada...............................        7.4       11.6          9.4
Algeria..............................       20.3       13.1          2.3
Former Soviet Union..................        9.6        8.1          9.7
United Kingdom.......................        7.1        6.4          6.9
Other Countries......................       36.8       42.0         45.1
                                       ---------  ---------    ----------
     Total...........................      100.0%     100.0%       100.0%
                                       =========  =========    ==========

     The Company tries to reduce the risks of operating in developing countries in the following ways:

       o   having local partners in some countries;

       o contracting primarily with major international pipeline contracting companies;

       o operating as a subcontractor under the umbrella of the customer who has the operating presence and facilities in the area;

       o requiring customers to prepay or post letters of credit to pay the cost of equipment rentals or the Company's up-front costs before starting a project;

       o   requiring payment in U.S. or Canadian dollars or British pounds;

       o   maintaining reserves for credit losses; and

       o requiring customers to be financially responsible for losses of the Company's rental equipment.

     The Company has local advisors in many of the countries where it operates to advise it on local laws and customs. Given the unpredictable nature of many of these risks, it is possible that these risks will cause a loss of business which could hurt the Company's revenues or income in the short term or the long term. See "Business."

OPERATING THE COMPANY'S EQUIPMENT IS RISKY

     Like most large pieces of construction equipment, the operation of the Company's equipment involves a certain degree of risk to the operator and those working in the vicinity. If there is a defect or malfunction in the Company's equipment, the results can include injury or loss of life and damage to property. If any of these happened, the Company could lose revenues, face higher costs or be sued. Litigation arising from such an occurrence could result in the Company being named as a defendant in lawsuits asserting large claims.

     The Company maintains insurance to cover its losses in these situations. However, the Company's insurance may be insufficient to pay for all or a large part of these losses. If the Company's insurance did not pay for these losses, its income would fall. In addition, the Company may not be able to maintain its insurance if insurance rates or insurance industry policies change. See "Business -- Insurance."

THE COMPANY'S ACQUISITION STRATEGY IS RISKY

     The Company's growth strategy includes acquiring other companies and product lines. The Company intends to make these acquisitions when they allow the Company to complement or expand its business. Making acquisitions is risky for several reasons. After an acquisition, the Company must devote significant management resources integrating the newly acquired company or assets which could adversely effect its existing business. The Company also could have lower income and cash flow in the short term while the newly acquired company or assets are being integrated into the Company. In addition, if the integration of the new company or assets does not work, the Company could be adversely affected over the longer term. Furthermore, if the Company acquires an operating business, it may incorrectly value the business, or it may be subject to liabilities that were not discovered in the investigation before the acquisition.

     Because of its acquisition strategy, the Company constantly reviews and has discussions with other companies that it may wish to acquire. The Company cannot predict whether it will be able to find good acquisition candidates. Even if it finds a good acquisition candidate, it may be unable to complete the acquisition for any number of reasons, including the inability to obtain capital to finance the acquisition. If the Company makes an acquisition, it may issue new stock or incur debt to pay for the acquired company. If it issues stock, the issuance could result in substantial dilution to the Company's then existing stockholders. In addition, the Company may need to use a large part of its cash resources or its borrowing capacity for a single acquisition.

GOVERNMENTS REGULATE THE COMPANY SUBSTANTIALLY

     The governments of the countries where the Company operates regulate its business in many ways. These regulations include local currency controls, taxes imposed on the Company and its employees, trade restrictions, including embargos, and rules controlling its use of local workers and suppliers. The demand for the Company's products and services depends primarily on the oil and gas pipeline construction industry. Therefore, regulations which affect this industry also affect the Company's business. Regulations which reduce exploration for, and production and transmission of, oil and gas would hurt the pipeline construction industry and, therefore, would hurt the Company's business as well. Any of the countries where the Company does business might impose these regulations for economic, environmental or other reasons. If these countries change their regulations or impose new regulations, the Company's revenues and profits could decrease. The Company cannot predict how regulations might change and, therefore, cannot predict whether regulatory changes will hurt its business. See "Business -- Government Regulation -- General."

ENVIRONMENTAL MATTERS

     Strict environmental laws regulate the Company's operations and the Company's equipment is often used in sensitive environmental areas such as rivers, lakes and wetlands. If the Company's equipment does not perform properly in these areas, environmental damage could occur, such as from the release of a hazardous substance. In addition, the pipeline coating materials removed during pipeline rehabilitation often contain hazardous substances and, therefore, are subject to environmental regulation. If the Company does not comply with environmental laws and regulations, it might have to pay large fines and penalties. Some environmental laws impose joint and several strict liability for cleanup after the release of a hazardous substance. This means that the Company might have to pay for cleanup even if it was not at fault or was complying with all environmental laws. If there is a release of a hazardous substance, the Company might also be sued for personal injury or property damage if people or property are exposed to the substance. See "Business -- Government
Regulation -- Environmental."

COMPETITION

     The pipeline construction equipment business is very competitive, and the Company expects it to remain so. The Company competes on the basis of a number of factors, including price, customer service, satisfying technical specifications, flexibility in meeting customer needs and the quality and reliability of its equipment. The Company's competitors include many smaller pipeline construction equipment companies worldwide and several business units of larger companies. In addition, certain major contractors, who are often the Company's customers, have chosen and may continue to choose to build or purchase their own specialized pipeline construction equipment and perform on their own certain of the services the Company provides, which could reduce its revenues or income. See
"Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

     The Company's success has been and will continue to be highly dependent on the efforts and skills of its senior management. The Company maintains a $1.0 million "key man" life insurance policy on its Chief Executive Officer, M. Timothy Carey, but does not insure any other senior managers. If the Company loses any of its senior management, its operations could be disrupted. In addition, the Company's future success depends on its ability to find and retain new key management personnel, which it may not be able to do successfully. See "Management."

PURCHASERS OF THE COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL
DILUTION

     Purchasers of common stock will experience immediate and substantial
dilution in net tangible book value of $         per share based on an assumed
initial public offering price of $         per share (the midpoint of the range
of initial public offering prices set forth on the cover page of this prospectus). See "Dilution."

PERCENTAGE OWNERSHIP WILL BE REDUCED IF THE COMPANY ISSUES NEW SHARES

     After the offering, the Company will have approximately          shares of
common stock which are authorized but not issued. The Company can issue all of these shares without receiving stockholder approval. The Company might issue these shares to acquire another company or to raise money for the Company. In addition, the Company has reserved 1,245,160 shares of common stock for issuance under its outstanding stock options and under its Incentive Plan (as defined herein). There are currently outstanding options to purchase 670,160 shares of common stock. Investors' percentage ownership of the Company would be reduced if shares are issued in connection with acquisitions, exercise of stock options, or for other reasons. The Company may also have trouble raising additional capital because of the possible dilution which could occur by shares being granted under stock option plans. See "Management -- Stock Option Plans" and "Description of Capital Stock."

THERE HAS BEEN NO PRIOR MARKET FOR THE COMMON STOCK AND THE MARKET PRICE OF THE SHARES WILL FLUCTUATE

     Prior to the offering, there has been no public market for the common stock. The initial public offering price of the common stock will be determined by negotiations between the Company and the underwriters' representatives. See "Underwriting" for information on the determination of the initial public offering price.

     The price of the common stock after the offering may fluctuate widely, depending on many factors, including:

   o the perceived prospects of the Company and the oil and gas pipeline construction industry;

   o differences between the Company's actual financial and operating results and those expected by investors and analysts;

   o   changes in analysts' recommendations or projections;

   o   general economic or market conditions; and

   o   broad market fluctuations.

     As a result, the common stock may trade at prices significantly below the initial public offering price.

     The Company will apply for quotation of the common stock on
               . There is no guarantee that a trading market for the common stock will develop or, if a market does develop, of the level of trading volume for the common stock.

SHARE PRICE MAY DECLINE BECAUSE OF SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, there will be          shares of common
stock outstanding (or up to          shares if the underwriters' over-allotment
option is fully exercised). All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act of 1993, as amended (the "Securities Act"), except for shares the Company's affiliates purchase.

     Of the remaining 6,294,520 shares outstanding, 4,000,000 shares are freely transferable and 2,294,520 shares cannot be sold unless the sale is registered under the Securities Act or an exemption from registration is available, including the exemption provided by Rule 144 under the Securities Act.

     Some of the Company's stockholders have signed a Registration Rights Agreement with the Company which allows them to require the Company to register for public sale their shares of common stock. The parties to this Agreement have agreed that they will not sell or otherwise dispose of their common stock for 180 days after the date of this prospectus, unless CIBC Oppenheimer Corp. consents. See "Description of Capital Stock."

     The Company has reserved 1,245,160 shares of common stock for issuance under its outstanding stock options and under its Incentive Plan. Of these, 670,160 shares of common stock are issuable upon the exercise of outstanding stock options, 24,000 of which are currently exercisable. The Company will register the offering and sale of common stock which can be issued under the Company's stock option plan. See "Management -- Stock Option Plans."

     Actual sales or the possibility of sales of substantial amounts of common stock from any of the above sources, or other sources, may adversely affect the price of the Company's common stock and impede the Company's ability to raise capital by issuing more equity securities. See "Shares Eligible for Future Sale."

THE COMPANY DOES NOT INTEND TO PAY CASH DIVIDENDS

     The Company does not intend to pay cash dividends on the common stock in the foreseeable future because it anticipates that future earnings will be retained to finance future operations and expansion. In addition, the Company's Credit Facility prohibits it from paying dividends on its common stock. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

THE COMPANY WILL BE CONTROLLED BY ITS SIGNIFICANT STOCKHOLDERS

     At the closing, the Company's officers, directors and principal
stockholders will collectively own approximately    % of the common stock. As a
result, these stockholders will be able to elect a majority or all of the Board of Directors, and, in general, determine (without the consent of the Company's other stockholders) the outcome of any corporate transaction or other matter submitted to the stockholders for approval, including mergers, consolidations and the sale of all or substantially all of the Company's assets. These stockholders will be able to prevent or cause a change in control of the Company. See "Principal Stockholders" and "Description of Capital Stock."

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus contains forward-looking statements within the meaning of the federal securities laws. These statements include, among others, the following: plans for, and successful closing and integration of, future acquisitions, the Company's capacity to integrate successfully acquisitions that have already been completed, the adequacy of anticipated sources of cash, including the proceeds from this offering, to fund the Company's future capital requirements and statements with respect to areas of potential growth for the Company. These statements may be found under "Prospectus Summary," "Unaudited Pro Forma Financial Data," "Risk
Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Consolidated Financial Data" and
"Business" as well as elsewhere herein. Forward-looking statements typically are identified by use of terms such as "may," "will," "should,"
"expect," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. Investors should be aware that the Company's actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including: pipeline construction and rehabilitation activity worldwide, sufficiency of capital resources, ability to integrate acquired businesses successfully, potential adverse economic and political conditions and unanticipated difficulties in product and services development. Investors should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause the Company's actual results to differ from those set forth in the forward-looking statements. In addition, the protections afforded by Section 27A of the Securities Act and
Section 21E of the Securities Exchange Act of 1934, as amended, are not applicable to initial public offerings.

                                USE OF PROCEEDS

     CRC-Evans estimates that the net proceeds from the sale of common stock it
is offering will be approximately $       million. If the Underwriters fully
exercise the over-allotment option, the net proceeds to the Company will be
$       million. "Net proceeds" is what the Company expects to receive after paying the underwriting discount and other expenses of the offering. For purposes of estimating net proceeds, the Company is assuming the public offering
price will be $     per share.

     The Company intends to use (i) $       million of the net proceeds to repay
all indebtedness under the Company's credit facility (the "Credit Facility"),
(ii) approximately $1.9 million to repay its 12% subordinated notes due 2002 and
(iii) the remainder for general corporate purposes, including working capital and possible acquisitions. Until the Company uses the net proceeds of the offering, the Company intends to invest the net proceeds of the offering in short-term, investment grade, interest bearing securities.

     As of November 30, 1998, the Company had approximately $35.4 million of senior debt outstanding as follows: (a) $13.0 million in the form of a revolving line of credit under the Credit Facility, of which $9.0 million will convert into a term loan (the "U.S. Conversion Loan") on December 31, 1999 with final maturity in 2003, all bearing interest at (i) a base rate equal to the higher of
(x) BankBoston's base rate and (y) 0.5% above the federal funds effective rate, plus 0.25% to 1%, or (ii) the Eurodollar rate, plus 1.75% to 2.50%, (b) approximately $5.0 million in the form of a revolving line of credit denominated in British pounds, of which $2.1 million will convert into a term loan (the "U.K. Conversion Loan") on December 31, 1999 with final maturity in 2003, all bearing interest at a floating rate equal to LIBOR plus 1%, and (c) $17.4 million in a six-year term loan (the "Acquisition Loan"), bearing interest at the same rate as the portion discussed in (a) above. The current maturity of the Credit Facility is June 12, 2003; however, principal payments on the Acquisition Loan, and the U.S. Conversion Loan and the U.K. Conversion Loan are to be made on a formula-based amortization schedule beginning September 30, 1997 and March 31, 2000, respectively, with final maturity on June 12, 2003.

     Since December 1, 1997, the Company has borrowed $9.0 million and 5/81.3 million under the Credit Facility to finance acquisitions.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on the common stock. In addition, the Company's Credit Facility prohibits it from paying dividends on its common stock. Following the offering, the Company intends to retain any future earnings to fund growth and does not anticipate paying any cash dividends in the foreseeable future. Any future determination as to the Company's dividend policy will be made at the discretion of the Company's Board of Directors and will depend on a number of factors, including the Company's future earnings, capital requirements, financial condition and future prospects, restrictions on dividend payments pursuant to any of the Company's credit or other agreements and such other factors as the Board of Directors may deem relevant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table shows:

       o   The capitalization of CRC-Evans on September 30, 1998.

       o The capitalization of CRC-Evans on September 30, 1998, assuming the completion of the offering at an assumed public offering price of
           $         per share and the use of the net proceeds as described
           under "Use of Proceeds."

                                             SEPTEMBER 30, 1998
                                        ----------------------------
                                        HISTORICAL    AS ADJUSTED(1)
                                        ----------    --------------
                                           (DOLLARS IN THOUSANDS)
Current installments of long-term
debt.................................    $   2,707     $
                                        ==========    ==============
Long-term debt, excluding current
installments.........................    $  34,522     $
12% subordinated notes due 2002......        1,919
                                        ----------    --------------
     Total long-term debt............       36,441
                                        ----------    --------------
Stockholders' equity:
Common stock, $0.01 par value,
  25,000,000 shares authorized,
  6,294,520 shares issued and
  outstanding, actual;
                 shares issued and
  outstanding, as adjusted(2)........       14,333
Preferred stock, $0.01 par value,
  2,500,000 shares authorized, no
  shares issued and outstanding,
  actual; no shares issued and
  outstanding, as adjusted...........       --
Retained earnings....................       11,164
Less notes receivable from
  shareholders.......................       (2,083)
Cumulative foreign currency
  translation adjustment.............         (113)
                                        ----------    --------------
     Total stockholders' equity......       23,301
                                        ----------    --------------
          Total capitalization.......    $  59,742     $
                                        ==========    ==============

------------

(1) Gives effect to the offering and the application of the estimated net proceeds therefrom, as if they occurred on September 30, 1998. See "Use of Proceeds."

(2) Excludes 670,160 shares of common stock issuable upon exercise of outstanding stock options, 24,000 of which are currently exercisable.

                                    DILUTION

     The Company's net tangible book value on September 30, 1998 was $21.2 million, or $3.37 per share. "Net tangible book value" is total assets minus the sum of liabilities and intangible assets. "Net tangible book value per share" is net tangible book value divided by the total number of shares outstanding before the offering.

     After giving effect to certain adjustments relating to the offering, the Company's pro forma net tangible book value on September 30, 1998 would have
been $         or $         per share. The adjustments made to determine pro
forma net tangible book value per share are the following:

     An increase in total assets and a decrease in total debt to reflect the net proceeds of the offering as described under "Use of Proceeds" (assuming that
the public offering price will be $         per share).

     The addition of the number of shares offered by this prospectus to the number of shares outstanding. The following table illustrates the pro forma
increase in net tangible book value of $         per share and the dilution (the
difference between the offering price per share and net tangible book value per share) to new investors:

Assumed public offering price per
  share..............................             $
Net tangible book value per share as
  of September 30, 1998..............  $    3.37
Increase in net tangible book value
  per share attributable to the
  offering...........................
                                       ---------
Pro forma net tangible book value per
  share, as of September 30, 1998,
  after giving effect to the
  offering...........................
                                                  ---------
Dilution per share to new investors
  in the offering....................             $
                                                  =========

     The following table shows the difference between existing stockholders and new investors with respect to the number of shares purchased from the Company, the total consideration paid and the average price paid per share. The table
assumes that the public offering price will be $         per share.

                                         SHARES PURCHASED        TOTAL CONSIDERATION
                                       ---------------------   ------------------------     AVERAGE PRICE
                                         NUMBER      PERCENT       AMOUNT       PERCENT       PER SHARE
                                       -----------   -------   --------------   -------     -------------
Existing stockholders................    6,294,520         %   $   14,382,979         %         $2.29
New investors........................                                                           $
                                       -----------   -------   --------------   -------
     Total...........................                 100.0%   $                 100.0%
                                       ===========   =======   ==============   =======

     The foregoing tables exclude the effect of 670,160 shares of common stock issuable upon exercise of outstanding stock options, 24,000 of which are currently exercisable, and which were granted to officers, employees and consultants at a weighted average exercise price of $2.78 per share. To the extent any of the outstanding options or warrants are exercised, there will be further dilution to stockholders. See "Management -- Stock Option Plans."

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The unaudited pro forma statements of earnings for the year ended March 31, 1998 and the six months ended September 30, 1997, give effect to the Purchase Transactions as if they had occurred on April 1, 1997. The unaudited pro forma statement of earnings for the year ended March 31, 1998 is derived from the audited historical financial statements of (a) the Predecessor Business for the period from April 1, 1997 through June 11, 1997 and (b) the Company from June 12, 1997 through March 31, 1998. The unaudited pro forma statement of earnings for the year ended September 30, 1997 is derived from the (a) audited financial statements of the Predecessor Business for the period from April 1, 1997 through June 11, 1997 and (b) unaudited financial statements of the Company for the period from June 12, 1997 through September 30, 1997.

     The pro forma adjustments which give effect to the various events described above are based upon currently available information and upon certain assumptions that management believes are reasonable. The Company has accounted for the assets acquired and liabilities assumed in the Management Buyout at their allocated estimated fair market values at the date of the Management Buyout using the purchase method of accounting. See "Risk Factors -- The Company's Acquisition Strategy is Risky."

     The unaudited pro forma financial statements do not purport to be indicative of the results of operations that would have occurred or that may be obtained in the future if the transactions described had occurred as presented in such statements. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, labor costs, competition, pipeline construction and rehabilitation activity worldwide, insufficient capital resources, inability to integrate acquired businesses successfully, adverse economic conditions, unanticipated difficulties in product development and several other factors, many of which are beyond the Company's control. See "Risk Factors."

     The unaudited pro forma financial statements should be read in conjunction with the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the historical financial statements of the Company and the Predecessor Business, including the notes thereto, included elsewhere herein.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                           YEAR ENDED MARCH 31, 1998

                                             HISTORICAL           HISTORICAL
                                        PREDECESSOR BUSINESS        COMPANY
                                           4/1/97-6/11/97       6/12/97-3/31/98    ADJUSTMENTS    PRO FORMA(D)
                                        --------------------    ---------------    -----------    ------------
                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Sales revenue......................         $  5,687            $    23,850                      $   29,537
  Rental and service revenue.........            6,928                 27,991                          34,919
                                        --------------------    ---------------                   ------------
Total revenues.......................           12,615                 51,841                          64,456
                                        --------------------    ---------------                   ------------
Cost of revenues:
  Cost of sales revenue..............            3,712                 16,096        $     3(a)        19,811
  Cost of rental and service
     revenue.........................            5,451                 18,311            189(a)        23,951
                                        --------------------    ---------------    -----------    ------------
Total cost of revenues...............            9,163                 34,407            192           43,762
                                        --------------------    ---------------    -----------    ------------
Gross profit.........................            3,452                 17,434           (192)          20,694
Operating expenses:
  Selling, general and
     administrative..................            3,016                 10,114         --               13,130
  Research and development...........              153                    951         --                1,104
  Other expenses (income)............             (153)                    79         --                  (74)
Operating income.....................              436                  6,290           (192)           6,534
Interest expense (income)............              (50)                 2,411            334(b)         2,695
                                        --------------------    ---------------    -----------    ------------
Income before income taxes...........              486                  3,879           (526)           3,839
Income tax expense...................              207                  1,536           (208)(c)        1,535
                                        --------------------    ---------------    -----------    ------------
Net income...........................         $    279            $     2,343        $  (318)      $    2,304
                                        ====================    ===============    ===========    ============
NET INCOME PER SHARE:
Basic................................                             $      0.59                      $     0.58
Diluted..............................                                    0.57                            0.56
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic................................                               4,000,000                       4,000,000
Diluted..............................                               4,120,000                       4,120,000

------------

(a) Resulting depreciation from the write up of the fair value of property, plant and equipment and rental assets.

(b) Reflects net expense adjustment due to funds borrowed in connection with the Purchase Transactions pursuant to the acquisition term note payable as follows:

Acquisition term note payable........  $   20,000,000
Calculated interest rate on
  acquisition term note payable for
  the period from April 1, 1997 to
  June 11, 1997......................            1.67%
                                       --------------
Interest expense adjustment for the
  period from April 1, 1997 to June
  11, 1997...........................  $      334,000
                                       ==============

(c) Reflects tax effect of all pre-tax pro forma adjustments.

(d) Does not give effect to the offering and the application of the net proceeds therefrom. Giving effect to the use of such proceeds as described in "Use
    of Proceeds," interest expense and net income per share would be $     and
    $     , respectively.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                      SIX MONTHS ENDED SEPTEMBER 30, 1997

                                             HISTORICAL             HISTORICAL
                                        PREDECESSOR BUSINESS         COMPANY
                                           4/1/97-6/11/97        6/12/97-9/30/97     ADJUSTMENTS     PRO FORMA(D)
                                        ---------------------    ----------------    ------------    ------------
                                                      (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Sales revenue......................          $ 5,687              $    9,902                        $   15,589
  Rental and service revenue.........            6,928                  11,838                            18,766
                                        ---------------------    ----------------                    ------------
Total revenues.......................           12,615                  21,740                            34,355
                                        ---------------------    ----------------                    ------------
Cost of revenues:
  Cost of sales revenue..............            3,712                   6,470          $    3(a)         10,185
  Cost of rental and service
     revenue.........................            5,451                   7,588             189(a)         13,228
                                        ---------------------    ----------------    ------------    ------------
Total cost of revenues...............            9,163                  14,058             192            23,413
                                        ---------------------    ----------------    ------------    ------------
Gross profit.........................            3,452                   7,682            (192)           10,942
Operating expenses:
  Selling, general and
     administrative..................            3,016                   3,894                             6,910
  Research and development...........              153                     319                               472
  Other expenses (income)............             (153)                    (42)                             (195)
                                        ---------------------    ----------------    ------------    ------------
Operating income.....................              436                   3,511            (192)            3,755
Interest expense (income)............              (50)                    880             334(b)          1,164
                                        ---------------------    ----------------    ------------    ------------
Income before income taxes...........              486                   2,631            (526)            2,591
Income tax expense...................              207                   1,042            (208)(c)         1,041
                                        ---------------------    ----------------    ------------    ------------
Net income...........................          $   279              $    1,589          $ (318)       $    1,550
                                        =====================    ================    ============    ============
NET INCOME PER SHARE:
Basic................................                               $     0.40                        $     0.39
Diluted..............................                                     0.39                              0.38
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic................................                                4,000,000                         4,000,000
Diluted..............................                                4,120,000                         4,120,000

------------

(a) Resulting depreciation from the write up of the fair value of property, plant and equipment and rental assets.

(b) Reflects net expense adjustment due to funds borrowed in connection with the Purchase Transactions pursuant to the acquisition term note payable as follows:

Acquisition term note payable........  $   20,000,000
Calculated interest rate on
  acquisition term note payable for
  the period from April 1, 1997 to
  June 11, 1997......................            1.67%
                                       --------------
Interest expense adjustment for the
  period from April 1, 1997 to June
  11, 1997...........................  $      334,000
                                       ==============

(c) Reflects tax effect of all pre-tax pro forma adjustments.

(d) Does not give effect to the offering and the application of the net proceeds therefrom. Giving effect to the use of such proceeds as described in "Use
    of Proceeds," interest expense and net income per share would be $     and
    $     , respectively.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth, for the dates and periods indicated, selected historical consolidated financial data of the Company and the Predecessor Businesses. The data for each of the years ended March 31, 1996 and 1997 and the periods from April 1, 1997 to June 11, 1997 and from June 12, 1997 to March 31, 1998 are derived from the audited financial statements of the Company and the Predecessor Business. The data for each of the years ended March 31, 1994 and 1995 are derived from the unaudited financial statements of the Predecessor Business. The data for the six months ended September 30, 1998 are derived from the unaudited condensed consolidated financial statements of the Company that are included elsewhere in this Prospectus. The following financial data should be read in connection with such financial statements including the notes thereto. Results of operations for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                                                                 HISTORICAL                              HISTORICAL
                                                            PREDECESSOR BUSINESS                          COMPANY
                                          --------------------------------------------------------      ------------
                                                     YEAR ENDED MARCH 31,
                                          ------------------------------------------   4/1/97-6/11      6/12/97-3/31
                                            1994       1995       1996       1997         1997              1998
                                          ---------  ---------  ---------  ---------   -----------      ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF EARNINGS DATA:
Revenues:
  Sales revenue.........................  $  20,843  $  30,838  $  25,325  $  26,082     $ 5,687         $   23,850
  Rental and service revenue............     31,029     35,717     39,329     43,293       6,928             27,991
                                          ---------  ---------  ---------  ---------   -----------      ------------
Total revenues..........................     51,872     66,555     64,654     69,375      12,615             51,841
                                          ---------  ---------  ---------  ---------   -----------      ------------
Cost of revenues:
  Cost of sales revenue.................     15,128     26,398     16,595     18,373       3,712             16,096
  Cost of rental and service revenue....     21,695     24,391     29,256     28,303       5,451             18,311
                                          ---------  ---------  ---------  ---------   -----------      ------------
Total cost of revenues..................     36,823     50,789     45,851     46,676       9,163             34,407
                                          ---------  ---------  ---------  ---------   -----------      ------------
Gross profit............................     15,049     15,766     18,803     22,699       3,452             17,434
Operating expenses:
  Selling, general and administrative...     12,656     12,955     13,056     13,018       3,016             10,114
  Research and development..............        731        703        856        754         153                951
  Other expenses (income)...............          4       (267)     2,750        367        (153)                79
                                          ---------  ---------  ---------  ---------   -----------      ------------
Operating income........................      1,658      2,375      2,141      8,560         436              6,290
Interest expense (income)...............       (642)       213       (246)      (689)        (50)             2,411
                                          ---------  ---------  ---------  ---------   -----------      ------------
Income before income taxes..............      2,300      2,162      2,387      9,249         486              3,879
Income tax expense......................        445        799        889      3,359         207              1,536
                                          ---------  ---------  ---------  ---------   -----------      ------------
Net income..............................  $   1,855  $   1,363  $   1,498  $   5,890     $   279         $    2,343
                                          =========  =========  =========  =========   ===========      ============
NET INCOME PER SHARE:
Basic...................................                                                                 $     0.59
Diluted.................................                                                                       0.57
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic...................................                                                                  4,000,000
Diluted.................................                                                                  4,120,000
OTHER FINANCIAL DATA:
EBITDA..................................  $   6,365  $   7,207  $   6,978  $  10,847     $   824         $    8,632
Depreciation and amortization...........      4,707      4,832      4,837      2,287         388              2,342
Capital expenditures (excluding
  acquisitions).........................                              473      2,402          65              1,083
BALANCE SHEET DATA:
Working capital.........................                                                                 $   24,056
Total assets............................                                                                     56,344
Total long-term debt, excluding current
  installments..........................                                                                     30,939
Total liabilities.......................                                                                     46,748
Total stockholders' equity..............                                                                      9,596

                                           SIX MONTHS
                                              ENDED
                                          SEPTEMBER 30,
                                              1998
                                          -------------

STATEMENT OF EARNINGS DATA:
Revenues:
  Sales revenue.........................    $  20,428
  Rental and service revenue............       36,360
                                          -------------
Total revenues..........................       56,788
                                          -------------
Cost of revenues:
  Cost of sales revenue.................       13,342
  Cost of rental and service revenue....       18,061
                                          -------------
Total cost of revenues..................       31,403
                                          -------------
Gross profit............................       25,385
Operating expenses:
  Selling, general and administrative...        9,175
  Research and development..............          690
  Other expenses (income)...............         (324)
                                          -------------
Operating income........................       15,844
Interest expense (income)...............        1,709
                                          -------------
Income before income taxes..............       14,135
Income tax expense......................        5,313
                                          -------------
Net income..............................    $   8,822
                                          =============
NET INCOME PER SHARE:
Basic...................................    $    1.56
Diluted.................................         1.43
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic...................................    5,670,479
Diluted.................................    6,171,301
OTHER FINANCIAL DATA:
EBITDA..................................    $  17,732
Depreciation and amortization...........        1,888
Capital expenditures (excluding
  acquisitions).........................        1,759
BALANCE SHEET DATA:
Working capital.........................    $  34,330
Total assets............................       84,469
Total long-term debt, excluding current
  installments..........................       36,441
Total liabilities.......................       61,168
Total stockholders' equity..............       23,301

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     INVESTORS SHOULD READ THIS DISCUSSION TOGETHER WITH THE FINANCIAL STATEMENTS AND OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

OVERVIEW

     The Company has been under its current ownership since June 12, 1997, when certain members of management, together with Natural Gas Partners and Equus, purchased the Company's business and assets from Weatherford Enterra.

     The Company provides equipment and services, primarily to pipeline contractors, which are essential to the successful completion of a pipeline construction project. Although the Company's products and services represent only a relatively small cost component of a pipeline construction project, the critical nature of the Company's equipment and services has a significant impact on the pipeline contractor's ability to complete a project within budget and on time. The Company's pipeline products and services provide a wide range of solutions to the pipeline construction and rehabilitation industry. The Company sells and/or rents automatic pipeline welding systems, pipe bending equipment, line-up clamps, pipe coating plants, coating and cleaning equipment, pipeline rehabilitation equipment and lay barge pipe handling equipment. The Company also provides specialized services including joint coating, cement weighting, induction and resistance heating, and automatic welding systems training and supervision.

     The Company's business is seasonal. In the United States, the Company's highest level of sales and rentals generally occur from April through November of each year, mainly due to the constraints on pipeline construction during the winter months. Canadian pipeline construction is also seasonal but consists of a summer and a winter pipeline construction season. There is no significant seasonality with respect to the aggregate of other international operations in the Company's industry. The Company's pipeline equipment is generally rented in the United States and Canada and, with the exception of automatic welding equipment, sold internationally.

     The Company derives its revenue from contracts or purchase orders with durations from less than a week to several months and, occasionally, for greater than one year. The Company obtains contracts for its work primarily by competitive bidding or through negotiations with long-standing clients. Large projects can cause variability in the Company's quarterly results. This factor, as well as external factors, such as weather, client financial condition and financing requirements, labor, governmental regulations and politics may affect a project's timing, progress and completion date and the resulting timing of revenue recognition. The Company recognizes sales revenue when it ships equipment, rental revenue proratably over the term of the rental agreement and service revenue when it renders the services. Because of the character of its business, the Company believes that quarter-to-quarter comparisons of operating results may not always be meaningful and that its operating results should be evaluated over a sufficiently long time horizon to gauge the effects of large projects.

     Simultaneous with the effectiveness of the registration statement, the Company will amend two of its stock option plans to allow for immediate vesting of the outstanding stock options and fix the exercise price at $2.78 per share. The in-the-money portion of all of the options has been valued at $ which will be recorded as a one-time, non-cash compensation expense during the year ended March 31, 1999.

RESULTS OF OPERATIONS

     The following table sets forth the relationship (in percentage terms) to the related line items of certain revenues and expenses together with the change in such line items from period to period. Pro forma data give effect to the Purchase Transactions as if they had occurred on April 1, 1997.

                                                                              PRO FORMA       HISTORICAL
                                            HISTORICAL        PRO FORMA        COMPANY          COMPANY
                                       PREDECESSOR BUSINESS    COMPANY      -------------    -------------
                                       --------------------   ----------     SIX MONTHS       SIX MONTHS
                                       YEAR ENDED MARCH 31,   YEAR ENDED        ENDED            ENDED
                                       --------------------   MARCH 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                         1996       1997         1998           1997             1998
                                       ---------  ---------   ----------    -------------    -------------
OPERATING DATA:
Revenues:
  Sales revenue......................       39.2%      37.6%      45.8%          45.4%            36.0%
  Rental and service revenue.........       60.8       62.4       54.2           54.6             64.0
Cost of revenues:
  Cost of sales revenue..............       65.5       70.4       67.1           65.3             65.3
  Cost of rental and service
    revenue..........................       74.4       65.4       68.6           70.5             49.7
Total cost of revenues...............       70.9       67.3       67.9           68.2             55.3
Gross profit.........................       29.1       32.7       32.1           31.9             44.7
Operating expenses:
  Selling, general and
    administrative...................       20.2       18.8       20.4           20.1             16.2
  Research and development...........        1.3        1.1        1.7            1.4              1.2
  Other expenses (income)............        4.3        0.5       (0.1)          (0.6)            (0.6)
Operating income.....................        3.3       12.3       10.1           10.9             27.9
Interest expense (income)............       (0.4)      (1.0)       4.2            3.4              3.0
Income before income tax.............        3.7       13.3        6.0            7.5             24.9
Income tax expense...................       37.2       36.3       40.0           40.2             37.6
Net income...........................        2.3%       8.5%       3.6%           4.5%            15.5%

RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO THE PRO FORMA RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED SEPTEMBER 30, 1997

     SALES REVENUE. Sales revenue increased to $20.4 million in the six months ended September 30, 1998 from $15.6 million in the six months ended September 30, 1997, representing an increase of 31.0%. This increase was caused by the acquisition of B.L. Key Services, L.L.C. ("Key"), the Company's concrete weighting division, on April 1, 1998, which increase was partially offset by a decrease in pipeline products and automatic welding products sales.

     RENTAL AND SERVICE REVENUE. Rental and service revenue increased to $36.4 million in the six months ended September 30, 1998 from $18.8 million in the six months ended September 30, 1997, representing an increase of 93.8%. This increase was attributable to increased pipeline construction activity in North and South America, and to a lesser extent, the acquisition of certain pipeline construction equipment assets.

     COST OF SALES REVENUE. Cost of sales revenue increased to $13.3 million in the six months ended September 30, 1998 from $10.2 million in the six months ended September 30, 1997, representing an increase of 31.0% due to an increase in sales volume. The cost of sales as a percentage of sales revenue was the same at 65.3% for the two periods.

     COST OF RENTAL AND SERVICE REVENUE. Cost of rental and service revenue increased to $18.1 million in the six months ended September 30, 1998 from $13.2 million in the six months ended September 30, 1997, representing an increase of 36.5% because of increased rental and service activities. Costs as a percentage of rental and service revenue declined 29.5% from 70.5% to 49.7%. This improvement was due to the Company's participation in longer-term projects thereby reducing equipment overhaul costs as a percentage of revenue.

     GROSS PROFIT. Gross profit increased to $25.4 million in the six months ended September 30, 1998 from $10.9 million in the six months ended September 30, 1997, representing an increase of 132.0%. Gross profit as a percentage of total revenues increased 40.1% due to a relatively greater increase in rental income which typically generates higher margins for the Company than equipment sales and service revenue.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $9.2 million in the six months ended September 30, 1998 from $6.9 million in the six months ended September 30, 1997, representing an increase of 32.8%. Approximately $0.6 million of the increase was due to additional costs associated with owning and operating Key since April 1998. As a percentage of total revenues, selling, general and administrative expenses decreased 19.4% from 20.1% to 16.2% for the respective periods. This improvement was due to an increase in total revenues.

     RESEARCH AND DEVELOPMENT. Research and development expenses increased to $0.7 million in the six months ended September 30, 1998 from $0.5 million in the six months ended September 30, 1997 representing an increase of 46.2%.

     OPERATING INCOME. Operating income increased to $15.8 million in the six months ended September 30, 1998 from $3.8 million in the six months ended September 30, 1997, representing an increase of 321.9% due to increased revenue and improvements in operating expense margins.

     INTEREST EXPENSE. Interest expense increased to $1.7 million in the six months ended September 30, 1998 from $1.2 million in the six months ended September 30, 1997, representing an increase of 46.8% as a result of an increased debt level incurred as a result of the Company's acquisitions during the six months ended September 30, 1998.

PRO FORMA RESULTS OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 1998 COMPARED TO RESULTS OF OPERATIONS
  FOR THE YEAR ENDED MARCH 31, 1997

     SALES REVENUE. Sales revenue increased to $29.5 million in the year ended March 31, 1998 from $26.1 million in the year ended March 31, 1997, representing an increase of 13.2%. This increase was a result of an increase in pipeline construction activity around the world primarily in North and South America and non-recurring automatic welding sales.

     RENTAL AND SERVICE REVENUE. Rental and service revenue decreased to $34.9 million in the year ended March 31, 1998 from $43.3 million in the year ended March 31, 1997, representing a decrease of 19.3%. This decrease was attributable to unusually large contracts in Algeria for joint coating products and services and, to a lesser extent, automatic welding, which contracts were completed in 1997.

     COST OF SALES REVENUE. Cost of sales revenue increased to $19.8 million in the year ended March 31, 1998 from $18.4 million in the year ended March 31, 1997, representing an increase of 7.8% due to increased sales activity. The cost of equipment sales as a percentage of equipment sales revenue decreased 4.7% due to a higher proportion of the Company's sales being of higher margin products.

     COST OF RENTAL AND SERVICE REVENUE. Cost of rental and service revenue decreased to $24.0 million in the year ended March 31, 1998 from $28.3 million in the year ended March 31, 1997, representing a decrease of 15.4% due to lower rentals and services related to large contracts in Algeria which were completed in 1997. Costs of rental and service revenue as a percentage of rental and service revenue increased approximately 4.9% as a result of lower rental and service revenue, partially offset by a decrease in equivalent expense due to spreading some relatively fixed costs over a lower revenue base.

     GROSS PROFIT. Gross profit decreased to $20.7 million in the year ended March 31, 1998 from $22.7 million in the year ended March 31, 1997, representing a decrease of 8.8%. Gross profit as a percentage of total revenues decreased 1.8% which was primarily due to lower rental and services revenue which typically generates higher margins for the Company than equipment sales and service revenue.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses increased to $13.1 million in the year ended March 31, 1998 from $13.0 million in the year ended March 31, 1997, representing an increase of less than 1%.

     RESEARCH AND DEVELOPMENT. Research and development expenses increased to $1.1 million in the year ended March 31, 1998 from $0.8 million in the year ended March 31, 1997.

     OPERATING INCOME. Operating income decreased to $6.5 million in the year ended March 31, 1998 from $8.6 million in the year ended March 31, 1997, representing a decrease of 23.7% which was primarily due to lower total revenues.

     INTEREST EXPENSE. Interest expense increased to $2.7 million in the year ended March 31, 1998 from interest income of $0.7 million in the year ended March 31, 1997. This increase is attributable to the debt incurred to complete the Management Buyout and for working capital.

RESULTS OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 1997 COMPARED TO THE YEAR ENDED MARCH 31, 1996

     SALES REVENUE. Sales revenue increased to $26.1 million in the year ended March 31, 1997 from $25.3 million in the year ended March 31, 1996, representing an increase of 3.0% as a result of slight increases in demand for the Company's products.

     RENTAL AND SERVICE REVENUE. Rental and service revenue increased to $43.3 million in the year ended March 31, 1997 from $39.3 million in the year ended March 31, 1996, representing an increase of 10.1%. This increase was primarily due to increased demand for automatic welding rentals and services.

     COST OF SALES REVENUE. Cost of sales revenue increased to $18.4 million in the year ended March 31, 1997 from $16.6 million in the year ended March 31, 1996, representing an increase of 10.7%. The cost of equipment sales as a percentage of equipment sales revenue increased 7.5% primarily due to a higher proportion of the Company's sales being of lower margin products.

     COST OF RENTAL AND SERVICE REVENUE. Cost of rental and service revenue decreased to $28.3 million in the year ended March 31, 1997 from $29.3 million in the year ended March 31, 1996, representing a decrease of 3.3%. The cost of rental and service revenue as a percentage of rental and service revenue decreased 12.1% primarily due to the Company's participation in longer-term projects thereby reducing equipment overhaul costs as a percentage of revenue.

     GROSS PROFIT. Gross profit increased to $22.7 million in the year ended March 31, 1997 from $18.8 million in the year ended March 31, 1996, representing an increase of 20.7%. Gross profit as a percentage of total revenues increased 12.4% due to a relatively greater increase in rental income which typically generates higher margins for the Company than equipment sales and service revenue.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses decreased to $13.0 million in the year ended March 31, 1997 from $13.1 million in the year ended March 31, 1996, representing a decrease of 0.3% primarily because selling, general and administrative expenses are relatively fixed.

     RESEARCH AND DEVELOPMENT. Research and development expenses decreased to $0.8 million in the year ended March 31, 1997 from $0.9 million in the year ended March 31, 1996, representing a decrease of 11.9%.

     OPERATING INCOME. Operating income increased to $8.6 million in the year ended March 31, 1997 from $2.1 million in the year ended March 31, 1996, representing an increase of 299.8% due to increased revenues and improvement in operating expense margins.

LIQUIDITY AND CAPITAL RESOURCES

     The Company intends to pursue a growth oriented strategy, which is to be implemented by (i) expanding international operations, (ii) adding related products and services, (iii) making strategic acquisitions and (iv) extending and leveraging its technological leadership. The Company is currently evaluating certain business acquisition and expansion opportunities, but currently has no binding contracts or capital commitments relating to any potential acquisitions or developments. See "Risk Factors -- The Company's Acquisition Strategy is Risky."

     Net cash used in operating activities for the period from June 12, 1997 to March 31, 1998 was $2.3 million. For the six months ended September 30, 1998, net cash provided by operating activities was $4.2 million. Improvements in cash flow from operating activities are principally the result of an increase in the level of pipeline construction which had a positive effect on all of the Company's operations.

     Capital expenditures, excluding acquisitions, were $1.1 million and $1.8 million for the period from June 12, 1997 to March 31, 1998 and the six months ended September 30, 1998, respectively. Principal payments on long-term debt were $1.5 million and $1.1 million for the period June 12, 1997 to March 31, 1998 and the six months ended September 30, 1998, respectively. Capital expenditures for the Company, excluding acquisitions, from September 30, 1998 through March 31, 2000 are expected to be approximately $8.0 million.

     On May 20, 1998, the Company issued 995,640 shares of common stock to each of Natural Gas Partners and Equus and 235,240 shares of common stock to certain members of management for aggregate proceeds of approximately $5.1 million.

     As of November 30, 1998, the principal amount of outstanding indebtedness under the Credit Facility for the U.S. revolver, U.K. revolver and term loan was $13.0 million, approximately $5.0 million and $17.4 million, respectively, of which $9.0 million of the U.S. revolver and $2.1 million of the U.K. revolver will convert into a term loan on December 31, 1999. The current maturity of the Credit Facility is June 12, 2003; however, principal payments on the current term loan and the term loans to be converted are made on a formula-based amortization schedule beginning September 30, 1997 and March 31, 2000, respectively, with final maturity on June 12, 2003. All amounts outstanding under the Credit Facility are secured by substantially all of the Company's assets. The Company also has (a) $1.9 million in the form of 12% subordinated notes due 2002 (which the Company expects to repay with the proceeds of the offering), (b) $0.4 million of other subordinated debt and (c) contingent liabilities for issued standby letters of credit totaling $2.4 million outstanding.

     After the closing of the offering and the application of the net proceeds therefrom, the Company expects to have $34.0 million and approximately $5.0 million of availability under the U.S. and U.K. revolvers, respectively.

     The Company believes cash on hand and the proceeds from the offering, together with cash flow anticipated from operations and available borrowings under the Credit Facility, will be adequate to meet debt service requirements, fund continuing capital requirements and satisfy working capital and general corporate needs through the next twelve to eighteen months.

     The Company may need to raise additional funds through public or private debt or equity financing to take advantage of opportunities that may become available to the Company, including acquisitions and more rapid expansion. The availability of such capital will depend upon prevailing market conditions and other factors over which the Company has no control, as well as the Company's financial condition and results of operations. There can be no assurance that sufficient funds will be available to finance intended acquisitions or capital expenditures to sustain the Company's recent rate of growth.

EFFECT OF INFLATION AND CHANGING PRICES; FOREIGN EXCHANGE RISK MANAGEMENT

     The Company's operations are affected by increases in prices, whether caused by inflation, government mandates or other economic factors in the countries in which it operates. The Company attempts to recover anticipated increases in the cost of labor, materials and outside services through price escalation provisions in certain of its major contracts or by considering the estimated effect of such increases when bidding or pricing its equipment and services.

     The Company's operations in the United States, Canada and the U.K. typically negotiate contracts in U.S. dollars, Canadian dollars and British pounds, respectively, but the U.S. and U.K. operations may be required to accept all or a portion of payment under a contract in a currency other than that of its home country. To mitigate currency exchange risk, the Company seeks to match other currency revenue with expenses in that currency. To the extent it is unable to match revenues and expenses in the same currency, the Company may use forward contracts, options or other common hedging techniques in limiting foreign exchange risks. As a result of the Company's foreign exchange risk management measures, the aggregate foreign exchange losses during the last four years have been limited to $286,838. There can be no assurance of the success of this strategy in the future.

THE YEAR 2000

     With the new millennium approaching, many institutions around the world are reviewing and modifying their computer systems to ensure that they are "year 2000" compliant. The issue, in general terms, is that many existing computer systems and microprocessors with date functions (including those in non-information technology equipment and systems) use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19." Consequently, on January 1, 2000, computers that are not "year 2000" compliant may read the year 1900. Systems that calculate, compare or sort using the incorrect date may malfunction. The Company uses a number of computer programs across its entire operation both in application software (IT applications) and in plant and equipment (embedded technology). In view of the potential adverse impact of this "year 2000" issue on its business, operations, and financial condition, the Company has established a central function to coordinate and report on a continuing basis with regard to the assessment, remediation planning, and plan implementation processes of the Company directed to "year 2000." The Company is in the process of surveying its major vendors and customers and has checked its products' computers (particularly its automated welding system) for "year 2000" compliance. The Company believes that the "year 2000" assessment, remediation planning and plan implementation will be completed by the end of the second quarter of 1999. In connection with its survey, the Company accelerated its decision to purchase a new business software system, which purchase is expected to be completed on December 31, 1998. Such system is projected to be in place by June 30, 1999. As a backup for the new system, the Company has obtained a patch for the system it currently uses. Costs to date incurred in connection with the "year 2000" assessment, remediation, planning and plan implementation are approximately $100,000 and have been expensed. Aggregate cost to the Company, including estimated cost of $500,000 associated with the acquisition and installation of the new business software system, is estimated to be $800,000. The Company is continuing its assessment of the impact of "year 2000" across its business and operations, but currently believes that the costs of addressing this issue will not have a material adverse impact on the Company's financial position. However, if the Company and third parties upon which it relies are unable to address this issue in a timely manner, it could result in a material financial risk to the Company. In an attempt to assure that this does not occur, the Company plans to devote all resources required to resolve any significant year 2000 issues in a timely manner.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. It does not, however, specify when to recognize or how to measure items that make up comprehensive income. SFAS 130 was issued to address the concerns over the practice of reporting elements of comprehensive income directly in equity. SFAS 130 is effective for annual periods beginning after December 15, 1997.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise but retains the requirement to report information about major customers. SFAS 131 replaces the "industry segment" concept of Statement 14 with a "management approach" concept as the basis for identifying reportable segments. The management approach is based on the way that management organizes the segments within the enterprise for making operating decisions and assessing performance. Consequently, the segments are evident from the structure of the enterprise's internal organization. It focuses on financial information that an enterprise's decision makers use to make decisions about the enterprise's operating matters. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997, and is not anticipated to have a significant impact on the Company's segment reporting.

     In February 1998, the FASB issued Statement of Financial Accounting Standards No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits (SFAS 132), which is required to be implemented for fiscal years beginning after December 15, 1997. SFAS 132 revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans.

     Statement of Financial Accounting Standards No. 133, Accounting for Derivatives Instruments and Hedging Activities (SFAS 133), was issued by the FASB in June 1998. Statement 133 standardizes the accounting for derivatives instruments, including certain derivative instruments embedded in other contracts. Under the standard, entities are required to carry all derivative instruments in the balance sheet at fair value. The accounting for changes in the fair value of a derivative instrument as a hedge of exposures to changes in fair values, cash flows, or foreign currencies. If the hedge exposure is a fair value exposure, the gain or loss on the derivative instrument is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. If the hedged exposure is a cash flow exposure, the effective portion of the gain or loss on the derivative instrument is reported initially as a component of other comprehensive income (outside earnings) and subsequently reclassified into earnings when the forecasted transaction affects earnings. Any amounts excluded from the assessment of hedge effectiveness as well as the ineffective portion of the gain or loss is reported in earnings immediately. The Company must adopt Statement 133 by September 1, 1999; however, early adoption is permitted.

                                    BUSINESS

THE COMPANY

     CRC-Evans is the world's leading provider of specialized equipment and services used in the construction and rehabilitation of gas and oil transmission pipelines. CRC-Evans and its Predecessors have been leaders in the specialized pipeline construction equipment industry since 1933. The Company estimates that its equipment or services are currently used on a significant majority of the gas and oil transmission pipeline construction projects throughout the world.

     The Company's management team together with two institutional investors, Natural Gas Partners and Equus, acquired the assets of and the business conducted by the Company from Weatherford Enterra in the Management Buyout in June 1997. The Company's current senior management team has been involved in managing CRC-Evans or its Predecessors' major lines of business since 1971. The Company believes the depth and experience of its management and employees are keys to the Company's excellent reputation with the world's leading pipeline contractors.

     The Company provides equipment and services, primarily to pipeline contractors, which are essential to the successful completion of a pipeline construction project. Although the Company's products and services represent only a relatively small cost component of a pipeline construction project, the critical nature of the Company's equipment and services has a significant impact on the pipeline contractor's ability to complete a project within budget and on time. The Company's pipeline products and services provide a wide range of solutions to the pipeline construction and rehabilitation industry. The Company sells and/or rents automatic pipeline welding systems, pipe bending equipment, line-up clamps, pipe coating plants, coating and cleaning equipment, pipeline rehabilitation equipment and lay barge pipe handling equipment. The Company also provides specialized services including joint coating, cement weighting, induction heating, and automatic welding systems training and technical assistance.

     The Company has experienced significant growth in revenues, EBITDA and net income since the Management Buyout. Management believes that this growth is attributable to (i) a recent increase in demand for the Company's specialized products and services in response to increased worldwide pipeline construction and rehabilitation activity, (ii) the Company's strategic acquisitions and (iii) the successful implementation of the Company's business strategy. For the six months ended September 30, 1998, the Company generated revenue, EBITDA and net income of $56.8 million, $17.7 million and $8.8 million, respectively. These amounts represent increases of approximately 65.3%, 241.5% and 469.2%, respectively, over the pro forma six months ended September 30, 1997 results.

INDUSTRY OVERVIEW

     The pipeline construction equipment and services industry provides products and services to support pipeline construction and rehabilitation performed by pipeline construction contractors. CRC-Evans provides specialized equipment and services used in the construction of gas and oil pipelines ranging from 6 to 60 inches in diameter and steel water pipelines ranging up to 120 inches in diameter. These specialized products and services are critical to the pipeline contractor's ability to complete a project within budget and on time. These products and services are generally provided by specialized pipeline equipment manufacturers and service providers such as the Company because: (i) most pieces of pipeline construction equipment are specific to a small range of diameter sizes, while the contractor works on a wide range of pipeline diameters and needs to use multiple equipment sizes for relatively short periods of time; (ii) contracts are often procured with short lead times, so rapid delivery of equipment and services is required; and (iii) proprietary equipment, specialized engineering and technical operating capabilities, such as those the Company offers, are critical to meeting the speed, efficiency and engineering requirements of pipeline welding, bending and coating. Accordingly, the Company has developed its business strategy around designing, manufacturing, reconditioning and providing a broad inventory of specialized pipeline construction equipment, for rental or sale, and services on an expedited basis to pipeline general contractors.

     The primary factor influencing demand for the Company's products and services is the worldwide level of gas, oil and water pipeline construction and rehabilitation activity. The Company believes several factors influenced by global economic growth will drive a continued increase in worldwide levels of pipeline infrastructure capital expenditures.

     LONG-TERM INCREASING GLOBAL ENERGY DEMAND. Long-term growth in the consumption of energy is one of the primary factors which increases the demand for pipeline construction equipment and services. The demand for natural gas is particularly relevant for pipeline construction equipment and services, since pipelines are normally the most efficient method of transporting natural gas.

     The following graphs show the increased consumption of gas and oil since 1975. Gas and oil consumption has grown at an average annual rate of 2.8% and 1.3%, respectively, since 1975.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                              WORLD OIL CONSUMPTION
                          (MILLIONS OF BARRELS PER DAY)

                 U.S.       REST OF WORLD      TOTAL WORLD CONSUMPTION
                -----       -------------      -----------------------
1975            16.7            39.4                   56.1
1976            17.8            41.7                   59.5
1977            18.8            42.7                   61.5
1978            19.2            44.5                   63.7
1979            18.9            46.2                   65.1
1980            17.4            45.2                   62.4
1981            16.4            44.1                   60.5
1982            15.5            43.4                   58.9
1983            15.4            43.3                   58.7
1984            16.0            43.7                   59.7
1985            15.9            43.9                   59.8
1986            16.5            45.2                   61.7
1987            16.9            46.3                   63.2
1988            17.5            47.5                   65.0
1989            17.5            48.4                   65.9
1990            17.2            49.0                   66.2
1991            17.0            49.8                   66.8
1992            17.2            50.0                   67.2
1993            17.5            50.3                   67.8
1994            18.0            50.6                   68.6
1995            18.0            52.1                   70.1
1996            18.5            53.3                   71.8
1997E           18.7            55.0                   73.7

--------------------------

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                          WORLD NATURAL GAS CONSUMPTION
                        (BILLIONS OF CUBIC FEET PER DAY)

                 U.S.       REST OF WORLD      TOTAL WORLD CONSUMPTION
                -----       -------------      -----------------------
1975            53.5             62.0                   115.5
1976            54.5             67.7                   122.2
1977            53.5             71.4                   124.9
1978            53.8             76.6                   130.4
1979            55.5             83.6                   139.1
1980            54.3             85.7                   140.0
1981            53.2             87.5                   140.7
1982            49.3             91.6                   140.9
1983            46.1             97.7                   143.8
1984            49.0            105.6                   154.6
1985            47.3            112.9                   160.2
1986            44.4            117.0                   161.4
1987            47.2            122.6                   169.8
1988            49.3            129.1                   178.4
1989            51.5            135.0                   186.5
1990            51.3            138.8                   190.1
1991            52.2            141.3                   193.5
1992            53.4            140.4                   193.8
1993            55.6            140.9                   196.5
1994            56.7            140.3                   197.0
1995            59.1            143.6                   202.7
1996            60.0            152.8                   212.8
1997            60.1            152.3                   212.4

-------------------------

Source: Natural gas data from the International Energy Agency. 1975 - 1996 oil data from International Energy Agency. 1997 estimated oil data provided by Cambridge Energy Research Associates.

     Longer term, there are several key factors which could dictate the increased consumption of gas. These include: (i) environmental considerations which provide strong incentives to use "cleaner-burning" natural gas in place of other carbon or nuclear fuels; (ii) the plentiful supply of natural gas in North America and worldwide; (iii) increasing electricity deregulation in the United States (electricity generation is currently the fastest growing market for natural gas in the United States) and (iv) the development of local international gas markets.

     EXPANDED GAS, OIL AND WATER TRANSPORTATION INFRASTRUCTURE. Areas of energy supply and demand shift over time. Therefore, the Company believes that new pipeline and transportation infrastructure and the resulting demand for pipeline construction equipment and services should increase faster than energy demand growth.

     In addition, the exploration and development of new oil and gas fields has led to, and is expected to continue to lead to, demand for additional pipeline infrastructure. Many newly developed oil and gas reserves are in remote regions of the world, including deep-water offshore areas and regions in South America, Asia, Siberia and Africa, which are far from where the products will be used. As these remote fields are developed, the Company believes that demand for long-haul transmission pipelines to transport gas or oil to refineries, electric generation facilities, areas of residential and other industrial consumption, or marine shipping terminals will continue to increase.

     Many geographic regions currently lack the infrastructure to transport natural gas from areas of supply to areas of demand. As a result, these regions are developing natural gas pipeline grids. For example, in North America there are specific pipeline construction projects to transport natural gas from Canada southward and eastward to the large consumption markets in the eastern and midwestern United States. Regional pipeline grids are also being constructed in the Mercosur Free Trade Zone of South America (Argentina, Brazil, Paraguay and Uruguay) and in multiple regions within Asia.

     For political and other factors, many pipelines are being routed around certain countries. For example, stated United States foreign policy proposes that multiple oil pipelines be constructed from the Caspian Sea thereby reducing dependence on any one geographic region. As a result, many miles of pipeline may be constructed that would otherwise not be constructed.

     OTHER IMPORTANT TRENDS. The pipeline rehabilitation market is influenced by the necessity to address an aging pipeline infrastructure in order to maintain safe operating conditions and to comply with increasing governmental regulations concerning safety and environmental protection. For example, if a large-diameter pipeline has significantly deteriorated due to corrosion, it is often more economical to rehabilitate the pipeline than to replace it. Industry sources estimate that 19% of all United States pipelines currently in service were built before 1950, 49% were built between 1950 and 1969 and 32% were built between 1970 and 1998. The Company believes pipeline operators in the United States and in other countries such as the countries of the Former Soviet Union are addressing and will continue to address their aging pipeline infrastructure. The Company expects that a growing share of activity in the industry will be derived from larger-diameter pipeline rehabilitation in the United States and Canada and elsewhere.

     There is a continuing trend to design and build gas pipelines to operate at increasingly higher pressures. High pressure transmission pipelines require the use of higher strength steels and tougher welds. The use of certain of the Company's products, including its automatic welding systems, to address these technical needs has recently increased substantially, and the Company believes these trends will continue.

     The Company expects that a significant shortage of usable water throughout the world, increased industrialization, higher living standards and the privatization of the water industry around the world should lead to increased potable and wastewater infrastructure development and, as a result, water pipeline construction.

     PIPELINE CONSTRUCTION STATISTICS. Pipeline construction has become increasingly international since 1995 as developing nations expand their pipeline infrastructure. The following table sets forth the total miles of gas and oil pipeline construction projects that were completed from 1992 through 1997 and are projected to be completed in 1998. The U.S. market has been steadily growing since 1995, especially in response to Canadian gas imports. Worldwide pipeline construction mileage increased from 14,201 miles in 1995 to 20,485 miles in 1997. Industry sources estimate that 22,232 miles of pipeline were constructed in 1998 and approximately 44,100 miles of pipeline are presently planned to be constructed in 1999 and thereafter.

                      WORLD PIPELINE CONSTRUCTION MILEAGE
                                  1992-1998(1)

                          1992            1993            1994            1995            1996            1997           1998(2)
                      -------------   -------------   -------------   -------------   -------------   -------------   -------------
    LOCATION           MILES    %      MILES    %      MILES    %      MILES     %     MILES     %     MILES     %     MILES     %
--------------------  ------  -----   ------  -----   ------  -----   ------  -----   ------  -----   ------  -----   ------  -----
United States ......   6,328   39.2    5,591   36.0    5,426   35.9    4,623   32.6    5,537   31.7    6,598   32.2    7,141   32.1
Other ..............   9,801   60.8    9,559   64.0    9,677   64.1    9,578   67.4   11,935   68.3   13,887   67.8   15,091   67.9
                      ------  -----   ------  -----   ------  -----   ------  -----   ------  -----   ------  -----   ------  -----
World Total ........  16,129    100%  15,150    100%  15,103    100%  14,201    100%  17,472    100%  20,485    100%  22,232    100%
                      ======  =====   ======  =====   ======  =====   ======  =====   ======  =====   ======  =====   ======  =====

------------

Source:  (1)  PIPE LINE & GAS INDUSTRY, January 1998.

         (2)  PIPE LINE & GAS INDUSTRY has estimated the 1998 mileage.

COMPANY STRENGTHS

     The Company believes it is well positioned to continue as the leading provider of specialized equipment and services used in the construction and rehabilitation of gas and oil transmission pipelines. The Company believes it possesses a unique combination of specific strengths which provides a solid foundation for its growth strategy.

      o INDUSTRY LEADER. The Company is the world's leading provider of specialized equipment and services used in the construction and rehabilitation of pipelines. According to Spears, a market research consulting firm, the Company enjoys a market share of approximately 66% in the specialized pipeline equipment rental markets in North America and a market share of approximately 75% in the worldwide field joint coating markets outside North America. In addition, management believes the Company enjoys a market share of approximately 70% in the worldwide onshore pipeline automatic welding equipment market. The Company believes its portfolio of specialized pipeline construction and rehabilitation equipment and services is the most complete in the industry.

      o SIGNIFICANT BARRIERS TO ENTRY. The Company believes its large investment in specialized rental equipment, highly experienced management, technical expertise and personnel, and worldwide sales force and sales representative network all serve as a barrier to entry. Furthermore, the Company believes that its proprietary technology, including patents and pending patents, provides it with a significant technological advantage over its competitors in many of its product lines and services. In particular, the Company developed the first commercially accepted automatic pipeline welding system in 1968 and continues to provide the most commonly used automatic pipeline welding systems in the world.

      o WORLDWIDE PRESENCE. Pipeline construction is worldwide in scope. While the United States is a large market, the majority of new pipeline construction projects are located outside the United States. The Company is organized to manage its diverse geographic customer base with a strong international direct sales force which is further complemented by a network of experienced commissioned sales representatives and distributors in key international markets.

      o CUSTOMER RELATIONSHIPS. The Company has developed long-term relationships with the majority of the world's leading pipeline construction contractors, pipe coating contractors and state-owned oil and gas pipeline companies. The Company has enjoyed repeat business with the majority of these companies. The Company's Total Project Support program helps the Company's customers achieve maximum efficiency and productivity on projects by making available to its customers the experience and technical expertise of its engineers and support staff throughout the entire project.

      o EXPERIENCED MANAGEMENT WITH SIGNIFICANT OWNERSHIP. The Company's current senior management team has been involved in managing CRC-Evans or its Predecessors' major lines of business since 1971. Management also has significant acquisition and operational experience gained through numerous years of service as executive officers of public companies. Messrs. Wood, Carey and Evans have completed over 30 acquisitions for the Company and its Predecessors. Following the completion of the offering, the Company's management will beneficially
          own approximately     % of the common stock.

BUSINESS STRATEGY

     The Company seeks to maximize shareholder value through its growth strategy which includes (i) expanding international operations, (ii) adding related products and services, (iii) making strategic acquisitions and (iv) extending and leveraging its technological leadership.

      o EXPANDING INTERNATIONAL OPERATIONS. Although the Company has historically served a worldwide customer base, it intends to strengthen and expand its international operational capability. The Company seeks to accomplish this goal primarily by acquiring established operations in several key international regions. These new operations centers will provide distribution hubs from which the Company can more readily provide existing and new products and services to customers' projects. By being in close proximity to its customers, the Company expects to strengthen its long-term customer relationships through increased customer contact as well as augment its market intelligence through the Company's local personnel.

      o ADDING RELATED PRODUCTS AND SERVICES. The Company intends to acquire or develop related products and services. The Company will provide these new products and services through its broad distribution system comprised of the Company's sales force, international sales representatives and operations centers in key geographic regions of pipeline construction and rehabilitation activity. This strategy is designed to enhance the performance of acquired companies, increase the speed of new product acceptance and further diversify the Company's sources of revenue.

      o MAKING STRATEGIC ACQUISITIONS. The Company continually evaluates opportunities to acquire businesses that offer complementary or competitive products and services. The Company believes acquisition candidates are available that will allow it to increase market share in its existing lines of business, provide product line extensions, and expand the geographic scope of its operations. The Company has completed three acquisitions since March 1998 with an aggregate purchase price of approximately $17.4 million (including all estimated future earn-out payments). The Company has consolidated a domestic competitor with pipeline rental assets, expanded its business into concrete weighting for pipelines and added resistance heat treating services to complement its pipeline induction heating business.

      o EXTENDING AND LEVERAGING TECHNOLOGICAL LEADERSHIP. Continuing its long history of innovation in the pipeline equipment and services industry, the Company intends to further extend its technological leadership and capabilities through in-house research and development, acquisition and licensing of technology as well as participation in joint development efforts with providers of related products or processes which incorporate the Company's products. This strategy has produced many industry innovations for the Company including the automatic welding system, pneumatic line-up clamps and mandrels, hydraulic pipe bending machines and line travel pipeline rehabilitation systems.

PRODUCT AND SERVICES OVERVIEW

     CRC-Evans is the world's leading provider of specialized equipment and services used in the construction and rehabilitation of gas and oil transmission pipelines. The Company's pipeline products and services provide a wide range of solutions to the pipeline construction and rehabilitation industry. The Company sells and rents automatic pipeline welding systems, pipe bending equipment, line-up clamps, pipe coating plants, coating and cleaning equipment, pipeline rehabilitation equipment and lay barge pipe handling equipment. The Company also provides specialized services including joint coating, cement weighting, induction and resistance heating and automatic welding systems training and supervision.

     The Company's products and services are used in various aspects of pipeline construction. In constructing a pipeline, after the survey, design and permitting stages, the site is prepared for the pipeline by clearing land and digging the ditch in which the pipeline will be laid. As the ditch is dug, sections of pipe are brought to the site and are placed end-to-end beside the ditch prior to bending and welding. Except for the ends which will be welded together and coated at the site, these sections are usually coated with a protective coating either at the pipe mill where the pipe is fabricated or at a separate coating plant. At this time, equipment is used to bend those sections to conform to the ditch in which the pipe will be laid. The sections are lined up using pneumatic line-up clamps, and welded together either manually or by automatic welding systems. After the sections are welded, the uncoated ends which have been welded together are coated through a variety of application methods, including an induction heating and epoxy powder coating process, spray-applied coatings or shrink sleeves. Because pipe coatings often require protection from rocks in the soil, prior to being placed in the ditch, a padding of screened dirt or sand is often placed into the ditch to protect the pipe coating. At this time, unless the pipeline runs across a river or through a wetland, the ditch is refilled with dirt. If the pipeline is laid across a river or through a wetland, the pipeline needs to be weighted to prevent it from floating out of the ditch or off the bottom of the river. To anchor the pipeline, it is covered with on-site manufactured concrete bolt-on weights, set-on weights or a continuous coating of concrete.

     As pipelines age and the original coating deteriorates, a decision is made whether to replace or rehabilitate them. The decision either to replace or rehabilitate is made based on the amount of corrosion the pipeline has suffered and the cost and effectiveness of employing cathodic protection to prevent additional corrosion. The Company provides rehabilitation equipment and services to perform certain operations in the rehabilitation process. A rehabilitation project begins with exposing the pipeline sections to be rehabilitated and stripping the pipe of its former protective coating. This stripping process requires highly specialized equipment, usually high pressure water blasting, both to remove the coating and, if required, to contain the removed coating, which may contain hazardous material such as asbestos. After the pipe is stripped, it undergoes inspection to ascertain the degree of corrosion, and based on this inspection, affected areas are cut out and replaced. The surface is prepared for recoating using steel shot/grit or sand blasting and is then recoated by a mobile coating plant. After recoating, the pipe sections are rejoined by welding and lowered into the ditch and buried and, if necessary, the pipeline is reweighted.

     The Company's products and services can be divided into five major areas:
(i) pipeline equipment and services; (ii) automatic welding systems and services; (iii) pipe joint coating equipment and services; (iv) pipeline weighting products and services; and (v) rehabilitation equipment and services.

  PIPELINE EQUIPMENT AND SERVICES

     As a full-line provider of specialized equipment to the pipeline construction industry, the Company designs, manufactures, sells, rents, refurbishes and supports an extensive line of equipment used in the construction and rehabilitation of oil and gas pipelines and water pipelines, including bending machines, bending mandrels, pipe facing machines, line-up clamps and coating equipment, as well as specialized equipment such as internal and external coating plants, double-jointing plants and lay barge pipe handling equipment. In addition, the Company's service technicians provide installation, training, field operations, repair services and on-site support to ensure product reliability. As a complement to its equipment and services, the Company also operates a division which provides pipeline contractors with basic pipeline construction supplies such as pipe beveling machines, tensile testers, coating defect detectors, external line-up clamps, power tools, protective gear and miscellaneous tools and supplies.

     The following is a listing of the Company's major specialized pipeline construction equipment and its uses:

                   PRODUCT                          DESCRIPTION/BENEFIT
--------------------------------------------------------------------------------
Bending Machines.......................... Bend pipe to follow the contour of the ditch.
Bending Mandrels.......................... Internally support the pipe during bending.
Bending Sets.............................. Allow a bending machine to bend pipes of a specific diameter within the
                                           bending machine's range.
Cleaning/Priming/Taping Machines.......... Feature dual counter-rotating cleaning heads with wire cup brushes,
                                           scraper knives or a combination of
                                           both to clean the full pipe
                                           circumference and to perform pipe
                                           cleaning, primer application and tape
                                           wrapping simultaneously.
Coating/Wrapping Machines................. Apply enamel-type coating and reinforcing wrap to pipe.
Cradles................................... Lift pipe string from skids and provide support for pipe during
                                           cleaning, coating, and lowering into
                                           ditch after welding.
Cutting/Beveling Machines................. Flame cut, bevel pipe, and cut mechanical testing samples.
Double Jointing Systems................... Using the submerged arc process, the double jointer welds joints together
                                           prior to pipeline construction,
                                           thereby reducing the need for on-site
                                           welding services.
Internal Pneumatic Line-Up
  Clamps.................................. Align pipe joints for external welding.
Pipe Coating Plants....................... Systems used to transport, clean, heat, apply coatings, cure coatings
                                           and cool coated pipe; either
                                           permanent facilities or for portable
                                           plants.
Pipe Facing Machines...................... Produces any desired end bevel within a tolerance of 0.005 inches.
Pipe Lay Barge Equipment.................. Transport and handle pipe on board a pipe lay barge during offshore pipe
                                           laying operations.
Pipeline Kettles.......................... Heat large quantities of enamel-type coating materials to a liquid state
                                           for field or plant application.
Road Boring Machines...................... Machines for boring underneath roads and installing pipe casing.

     The Company provides pipeline equipment throughout the world, with activity levels depending on the level of pipeline construction in given regions. Historically, the majority of the Company's pipeline equipment-related revenues has come from sales of equipment in markets outside North America, while it has typically rented its equipment domestically. Although the Company achieves higher margins on rental equipment, pipeline contractors also prefer renting because they do not have to make a capital investment in a wide variety of pipeline diameter-specific equipment, and the equipment costs can be expensed to the project.

  AUTOMATIC WELDING SYSTEMS AND SERVICES

     The Company is the world's largest provider of pipeline automatic welding systems. The Company designs, manufactures and rents these systems which are primarily used on large diameter pipeline construction projects. The Company's automatic welding systems include internal and external automatic welders, pipe facing machines, all-weather protected welding enclosures, specialized equipment used in conjunction with automatic welding, and consumables, such as welding wire. Automatic welding systems are more economically suited for larger diameter, longer distance pipeline projects and high strength steel pipelines used for high pressure gas transmission. The Company designed the first commercially viable pipeline automatic welding system in 1968. The Company's automatic welding systems have been used to complete, or are in the process of completing, approximately 25,600 miles of pipe. Although some pipeline construction companies provide their own automatic welding systems, the Company believes that it is the largest provider of automatic welding systems and services used in the onshore market and it also believes that it is the largest third-party provider of automatic welding systems and services used in the offshore market.

     The Company believes that its automatic welding systems are generally superior to manual welding because they provide shorter weld times and more consistent and higher quality welds. In addition to providing automatic welding equipment, the Company develops and provides welding procedures, advises and instructs contractors in the use of its equipment and maintains a staff of welding technicians for assisting customers in project set-up, personnel training and equipment maintenance.

     The Company's automatic welding systems consist of a fine wire, gas-metal-arc welding process developed specifically for the field welding of large diameter pipelines. The Company's system is capable of producing consistently high quality, lower cost welds with higher production rates than manual welding methods.

                   PRODUCT                          DESCRIPTION/BENEFIT
--------------------------------------------------------------------------------
Combination Internal Welder & Line-up
  Clamp................................... Applies the internal weld to the pipe joints from inside the pipe. Internal
                                           welders have four, six or eight
                                           remotely controlled welding heads,
                                           depending on the pipe diameter.
External Welders.......................... Travel on alignment bands positioned on the pipe and apply multiple
                                           external weld layers.
Support Equipment......................... This equipment is designed to users'specifications and includes
                                           items such as welding rectifiers,
                                           welding tractors and all-weather
                                           welding enclosures.
Pipe Facing Machine....................... Used to create new bevels on pipe ends for either automatic or manual
                                           welding.

     The Company has had most of its success in automatic pipeline welding outside of the United States. Historically, the use of automatic welding onshore in the United States has not been well accepted. The Company believes, however, that there is an increasing acceptance of automatic welding by the industry in the United States. This acceptance is being dictated in part by the changing nature of pipelines being constructed and the demands of pipeline owners. The increasing use of higher strength alloy metal pipe that requires high quality welds with properties that are not available or are difficult to achieve with manual welding processes is expected to result in greater use of automatic welding in pipeline projects both in the United States and internationally. In addition, on larger diameter and longer distance pipeline construction projects, automatic welding is often a lower cost alternative to manual welding. The project engineers for the 1,900 mile Alliance Pipeline, which is scheduled to begin construction in 1999 and is expected to begin piping gas from Canada to the United States in late 2000, have specified that the pipeline will be welded with automatic welding systems. The Company has obtained orders to provide automatic welding systems for major portions of the Alliance Pipeline. The majority of revenues associated with the Company's automatic welding systems have been generated by equipment rentals and associated services. Sales revenues are generated primarily from the sale of welding wire, other consumable items and spare parts.

  PIPE JOINT COATING EQUIPMENT AND SERVICES

     The Company is the leading provider of specialty pipe joint coating services outside North America. The Company provides field-joint coating services, cleaning and coating services, and rents post-weld heat treating equipment for pipeline construction applications and resistance and thermal heat treating equipment and services for power generation, refining, petrochemical, large fabrication and refractory applications. The Company provides these products and services to a wide range of onshore and offshore contractors.

           SERVICE/PRODUCT                        DESCRIPTION/BENEFIT
-------------------------------------   ----------------------------------------
Fusion-Bond Epoxy Powder
  Coating -- Onshore.................   Specialized equipment for the
                                        application of fusion bonded epoxy
                                        powder both in the field and plant.

Fusion-Bond Epoxy Powder
  Coating -- Offshore................   Purpose-built equipment designed to work
                                        within the critical cycle times demanded by the offshore pipeline construction contractor.

Heat Treatment Services..............   Induction pre/interpass and post-weld
                                        heat treatment services for pipeline
                                        applications; resistance heat treatment
                                        services for stress relieving
                                        applications and thermal heating for
                                        refractory dry-outs.

Insulation Field-joint Systems.......   Allow for the application of coating
                                        both on and offshore, providing similar
                                        physical and insulation properties to
                                        the factory applied coating.

Internal Field-joint Coating
  System.............................   Application systems operate inside the
                                        pipeline during con- struction, offering total corrosion protection to the internal field-joint area.

Specialist Coatings..................   Liquid epoxy, polyurethane and
                                        three-layer coating systems that are
                                        applied both onshore and offshore for
                                        the oil and gas and civil construction
                                        industries. The Company also supplies
                                        joint infill (e.g., foam) systems
                                        primarily for offshore pipelay
                                        activities.

     The Company's service personnel and equipment are dispatched primarily from its offices in Burnley, England to pipeline construction sites worldwide (with the exception of North America where the Company rents the equipment to customers). The Company conducts the majority of its fabrication coating operations at a leased facility in Aberdeen, Scotland. The Company's industrial heat treating operations are located at Didcot, England, which provides ready access to its markets in the southern portion of the United Kingdom. Historically, a significant portion of the Company's revenue for pipe end coating equipment and services and industrial heat treatment has been generated in the United Kingdom.

  PIPELINE WEIGHTING PRODUCTS AND SERVICES

     The Company is the industry leader in the United States in the on-site manufacture of concrete weights for pipeline construction in wetlands or across rivers. Pipeline weighting is accomplished through bolt-on weights, set-on weights or a continuous coating of concrete applied to the exterior of the pipe. Continuous concrete coating is also used for pipe casing under roads or railways. The Company provides technical supervision personnel, molds and materials for the on-site production of weights.

     Since acquiring this line of business in April 1998, the Company has begun to focus on providing concrete weighting services to markets outside of the United States using its foreign subsidiaries and sales force.

               PRODUCT                           DESCRIPTION/BENEFIT
-------------------------------------  -----------------------------------------
Set-on Weights.......................  Used primarily in wetland areas where there is no flowing water.
Bolt-on Weights......................  Constructed of two halves which circle the pipe. Bolt-on weights are used where
                                       there is flowing water and may be
                                       attached before the pipe is put in place.
Continuous Concrete Coating..........  Used in wetlands and river crossings.
                                       Provides protection and negative
                                       buoyancy. Also used for pipeline casing
                                       under roads or railways.
Plastic Pipe Weighting...............  Used to weight plastic pipe.

  REHABILITATION EQUIPMENT AND SERVICES

     The Company believes that the pipeline rehabilitation sector should be a growing business over the long term as pipelines around the world begin to reach the end of their useful lives. The Company's pipeline rehabilitation equipment applies high pressure water (20,000 - 35,000 psi) to remove old and deteriorated external coatings. Then the pipe surface is prepared for re-coating by using steel shot/grit or sand blasting. New coatings are then applied using specialized coating equipment. A key to the Company's success in this area is its patented pipeline coating removal equipment. Most of the Company's current rehabilitation rental revenue is derived in the United States and Canada, and its sales are mainly international.

               PRODUCT                            DESCRIPTION/BENEFITS
-------------------------------------  -----------------------------------------
High Pressure Waterblast Machine.....  Removes deteriorated pipeline coating either in-plant or on-site.
Shot/Grit Mechanical and Airblast
  Cleaning Systems...................  Remove rust and prepare pipe surface for coating.
Plural Component Coating Systems.....  Mix and apply plural component corrosion coatings to the pipeline on-site.
Envirosystem.........................  Collects, dewaters, and packages removed coatings for disposal.

RESEARCH AND DEVELOPMENT

     The Company conducts ongoing research and development of new products and services to maintain its technological position. The Company has approximately 145 patents relating to and covering various features of the many types of equipment it manufactures for use in pipeline construction and rehabilitation. Of these patents, 44 are U.S. patents and the remaining 101 are non-U.S. patents based on corresponding U.S. patents or patent applications. In addition, the Company has 46 pending applications, of which two are U.S. applications. The Company's patents have expiration dates ranging through 2015. No single patent or group of related patents covers products that account for over 10% of the Company's revenues.

MARKETING AND SALES

     The Company sells its products and services through its salesforce of 26 salespeople and approximately 27 independent international sales representatives and distributors covering 70 countries. The Company's sales offices are located in Houston, Texas; Tulsa, Oklahoma; Toms River, New Jersey; Hoevelaken, Netherlands; Edmonton, Alberta; Burnley, England and Didcot, England. The Company's salespeople and representatives generally have over ten years of experience selling the Company's products and services and several international sales representatives have represented the Company for over 30 years. The Company believes that due to the relatively small community of companies and people involved in the construction of large diameter pipelines, the two factors that are most important in marketing its products and services are its high quality, dependable equipment and services, and the relationship between its management, sales and technical personnel and its customers.

     The Company believes that its Total Project Support program is important in marketing its products and services. The program helps the Company's customers achieve maximum efficiency and productivity on projects by making available to its customers high-performance equipment, trained operating technicians, on-site advisors, technical support and training programs throughout the entire project. Total Project Support helps the Company's customers keep expensive job downtime to a minimum with an equipment backup fleet, international service teams and a full spare parts inventory.

CUSTOMERS AND CONTRACTS

     Although the Company's customer base is broadly based in the worldwide pipeline construction industry, the industry is comprised of relatively few companies around the world. For the fiscal year ended March 31, 1998, the Company's largest project was responsible for less than 7% of the Company's revenues, but 45% of the Company's revenues were attributed to its ten largest customers during such period. One customer, Petroleum Projects and Technical Consultation Co. (Petrojet), an Egyptian company, accounted for approximately 11% of the Company's total revenues during 1998. At any time the relative significance of any customer or group of customers depends on the type and location of pipeline construction projects in progress. As such, the Company's customer base tends to change from year to year depending on these factors. The Company's customers include pipeline construction contractors (onshore and offshore), pipe coating contractors and, in the international market, state-owned gas and oil pipeline companies. See "Risk Factors -- The Company has a Limited Number of Major Customers."

     The Company attempts to mitigate financial and other risk through the terms of its contracts with its customers. For instance, in its automatic welding rental operations, the Company generally requires the payment of all mobilization and demobilization fees in cash before starting a project. In addition, the Company attempts to mitigate its expropriation and force majeure risks by generally requiring the equipment renter to be financially responsible for the return of all rented equipment regardless of the reason for loss.

EQUIPMENT

     The Company's pipeline construction equipment and automatic welding equipment is manufactured at its Tulsa, Oklahoma facility. The Company fabricates and assembles its products using certain purchased components in addition to its own manufactured components, and typically buys most of the high-volume machine parts used in its products from vendors. The Company's production level varies with pipeline construction activity and is frequently project-oriented in nature. The Company is able to satisfy sales demand for reconditioned equipment by selling equipment out of its rental fleet and replacing the sold equipment with newly manufactured or repurchased equipment. This enables the Company to maintain relatively constant production staff levels using flexible work schedules.

     The Company maintains a comprehensive rental equipment fleet and spare parts inventory to meet the delivery requirements of its customers. The Company's equipment is manufactured, maintained and refurbished as necessary to satisfy projected customer demand. The Company has maintenance facilities in Tulsa, Oklahoma; Edmonton, Alberta; Burnley, England and Didcot, England, and performs on-site maintenance to minimize downtime. The Company maintains a facility for welding research and development in Houston, Texas.

COMPETITION

     The specialized pipeline equipment sales, rental and services businesses are highly competitive. Generally, the Company competes directly with smaller companies and the in-house provision of products and services by general contractors. Several of the Company's competitors within certain product lines have greater financial resources than the Company. The Company believes it is currently the largest specialized pipeline equipment manufacturing sales and rental company in the world on the basis of revenue, while it is relatively smaller in the services business. The Company believes that in addition to long-standing relationships, competition is based on price, customer service, including the availability of personnel in remote locations, flexibility in meeting customer needs and the quality and reliability of its equipment and related services.

FACILITIES

     The Company owns a 29-acre equipment yard/manufacturing/maintenance facility and supply warehouse in Tulsa, Oklahoma and a 9,800 square foot sales office/warehouse/service facility in Edmonton, Canada. The Company leases all other facilities used in its operations, including its corporate offices in Houston, Texas and various office facilities and equipment sites in the United Kingdom and the Netherlands. The aggregate lease payments made by the Company for its facilities were $206,000 for the fiscal year ended March 31, 1998. In November 1998, the Company purchased 19 acres in Houston, Texas which it currently intends to use for corporate and sales personnel and certain of the Company's operations.

GOVERNMENT REGULATION

     GENERAL. Many aspects of the Company's operations are subject to government regulations in the countries in which the Company operates, including those relating to currency conversion and repatriation, taxation of its earnings and the earnings of its personnel, and its use of local employees and suppliers. In addition, the Company depends on the demand for its services from the oil and gas pipeline construction industry and, therefore, is affected by changing taxes, price controls and laws and regulations relating to that industry generally. The adoption of laws and regulations by countries in which the Company operates curtailing oil and gas exploration and development drilling for economic and other policy reasons could adversely affect the Company's operations by limiting demand for its services. The Company's operations are also subject to the risk of changes in foreign and domestic laws and policies, including trade restrictions and embargos, which may impose restrictions on the Company that could have a material adverse effect on the Company's operations. Other types of government regulation which could, if enacted or implemented, adversely affect the Company's operations include expropriation or nationalization decrees, confiscatory tax systems, primary or secondary boycotts directed at specific countries or companies, embargoes, extensive import restrictions or other trade barriers, mandatory sourcing rules and unrealistically high labor rate and fuel price regulation. The Company cannot determine to what extent future operations and earnings of the Company may be affected by new legislation, new regulations or changes in, or new interpretations of, existing regulations.

     ENVIRONMENTAL. The Company's operations are subject to extensive federal, state and local environmental laws and regulations. The Company regularly works in and around sensitive environmental areas such as rivers, lakes and wetlands. Significant fines and penalties may be imposed for non-compliance with environmental laws and regulations. Certain environmental laws including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 ET SEQ., and analogous state statutes, provide for joint and several strict liability for remediation of releases of hazardous substances, rendering an owner or operator liable for environmental damage without regard to negligence or fault. In addition, the Company may be subject to claims alleging personal injury or property damage as a result of exposure to hazardous substances. Such laws and regulations may expose the Company to liability arising out of the conduct of operations or conditions caused by others, or for the acts of the Company which were in compliance with all applicable laws at the time such acts were performed.

     The Company's operations may generate or transport both hazardous and non-hazardous solid wastes that are subject to the requirements of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 ET SEQ., and comparable state statutes and regulations. The operations of the Company may also be subject to the Clean Water Act, 33 U.S.C. 1251 ET SEQ., and the Clean Air Act, 42 U.S.C.
 7401 ET SEQ., and comparable state statutes and regulations. Additional environmental laws, including but not limited to, the Oil Pollution Act of 1990, the Endangered Species Act and the Toxic Substances Control Act may also impact the Company's operations. To the Company's knowledge, its operations are in substantial compliance, and are expected to continue to comply in all material respects, with applicable environmental laws, regulations and ordinances. The Company does not believe that it will be required in the near future to expend material amounts due to compliance with or liability under such environmental laws and regulations.

     In recent years, environmental requirements have become increasingly stringent. Future developments, such as stricter environmental laws, regulations or enforcement policies, could affect the handling, manufacture, use, emission or disposal of substances by the Company.

INSURANCE

     The Company maintains workers' compensation, employers' liability, general liability, directors' and officers' liability, automobile liability and excess liability insurance to provide benefits to employees and to protect the Company against claims by third parties. Such insurance is underwritten by A+ or better rated insurance companies (AM Best rating as to claims paying ability). The Company also maintains physical damage insurance covering loss of or damage to Company property on a worldwide basis, with special insurance covering loss or damage caused by political or terrorist risks in locations where such coverage is deemed prudent. The Company maintains risk management and safety programs, which have resulted in favorable loss ratios and cost savings. The Company believes its risk management, safety and insurance programs are adequate to meet its needs.

EMPLOYEES AND LABOR RELATIONS

     As of November 1, 1998, the Company had approximately 381 permanent employees and 178 temporary employees for a total of approximately 559 employees. Of these employees, approximately 356, 20, 176 and 7 are located in the United States, Canada, the United Kingdom and the Netherlands, respectively. No permanent employees are represented by labor unions, and the Company believes that its relations with its employees are satisfactory.

LEGAL PROCEEDINGS

     The Company is involved in litigation incidental to the conduct of its business, none of which management believes is, individually or in the aggregate, material to the Company's financial condition or results of operations.

ADDITIONAL INFORMATION

     CRC-Evans has filed a registration statement on Form S-1 with the Securities and Exchange Commission. In addition, upon completion of the offering, CRC-Evans will be required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Investors may read and copy the registration statement and any other documents filed by CRC-Evans at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Company's Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of CRC-Evans, the reference may not be complete and investors should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The name, age and respective position of each executive officer and director of the Company are as follows:

               NAME                   AGE            POSITION
-----------------------------------   --- ------------------------------
D. Dale Wood.......................   60  Chairman and Chairman of the
                                          Board of Directors
M. Timothy Carey...................   54  Chief Executive Officer and
                                          Director
C. Paul Evans......................   68  President and Director
Windell D. Norris, Jr..............   55  Vice President -- Finance and
                                            Administration
Norman R. Francis..................   68  Chief Financial Officer,
                                          Treasurer and Secretary
Richard L. Covington...............   40  Director
Gary L. Forbes.....................   54  Director
Kenneth A. Hersh...................   35  Director
Nolan Lehmann......................   54  Director

     The following is a brief description of the background and principal occupation of each executive officer and director:

     D. DALE WOOD has been affiliated with the Company and its Predecessors since 1971. Prior to becoming Chairman and Chairman of the Board of Directors of CRC-Evans in June 1997, Mr. Wood served as President and Chief Executive Officer of Enterra Corporation (a predecessor) from March 1991 until October 1995 and additionally as its Chairman of the Board of Directors from November 1991 until October 1995. In October 1995, Mr. Wood left Enterra as the result of its merger into Weatherford Enterra to pursue personal investments, including the formation of the buy-out groups which acquired Container-Care International, Inc. in February 1997 and CRC-Evans in June 1997. Mr. Wood devotes approximately 30% of his working time to the Company. Mr. Wood is a Certified Public Accountant.

     M. TIMOTHY CAREY has been affiliated with the pipeline industry and the Company's Predecessors since 1972, during which time he ran the Predecessors' automatic welding division and held positions as Executive Vice President and President. Prior to joining the Company as Chief Executive Officer in June 1997, Mr. Carey was President of the Oilfield Services and Equipment Group of Enterra from 1992 through October 1995. From October 1995 through March 1996, Mr. Carey served as Sr. Vice President of Weatherford Enterra. From March 1996 through June 1997 he was a private investor and a key participant in structuring the Management Buyout.

     C. PAUL EVANS has been affiliated with the pipeline industry and the Company's Predecessors for 41 years. Prior to becoming President of CRC-Evans in June 1997, Mr. Evans served as President of a predecessor to the Company from October 1995 to June 1997, and as its Chairman of the Board of Directors, President and Chief Executive Officer from 1992 to October 1995. From 1988 to 1995, Mr. Evans was a member of the Board of Directors of Enterra.

     WINDELL D. NORRIS, JR. has been in the energy and pipeline equipment business for 31 years, including 26 years with CRC-Evans and its Predecessors during which time he held positions as President -- Pipeline Division, Vice President -- Corporate Development and Executive Vice President until January 1996. He served as Chief Executive Officer of Wedge Dia-Log, Inc. from September 1996 to December 1996 and as an independent consultant for CRC-Evans and others from January 1997 until June 1998, at which time he rejoined CRC-Evans as Vice President -- Finance and Administration.

     NORMAN R. FRANCIS has been affiliated with CRC-Evans and its Predecessors since 1960. He became the Chief Financial Officer, Treasurer and Secretary of the Company in June 1997. His prior experience with the Company's Predecessors was as Credit Manager, Controller, Assistant Treasurer, Vice
President -- Finance and Chief Financial Officer. Mr. Francis is a Certified Public Accountant.

     RICHARD L. COVINGTON has served as a director of the Company since June 1997. Since February 1997, Mr. Covington has served as principal and general counsel to the Natural Gas Partners investment funds. From 1988 to February 1997, Mr. Covington was a senior stockholder and an associate with the law firm of Thompson & Knight.

     GARY L. FORBES has been a director of the Company since June 1997. Since 1991, Mr. Forbes has served as a Vice President of Equus Capital Management, a registered investment advisor, and as a Vice President of Equus. He serves as a director of Consolidated Graphics, Inc., a consolidator of commercial printing companies, Drypers Corporation, a manufacturer of disposable diapers, NCI Building Systems, Inc., a manufacturer of prefabricated metal buildings, and Advanced Technical Products, Inc., a manufacturer of high performance composite parts for the aerospace and defense industries, all of which are public companies. Mr. Forbes is a certified public accountant.

     KENNETH A. HERSH has served as a director of the Company since June 1997. Since 1989, Mr. Hersh has been a manager of the Natural Gas Partners investment funds, which were organized to make direct equity investments in the North American energy industry. He is currently responsible for co-managing Natural Gas Partners' overall investment portfolio. Mr. Hersh serves as a director of Pioneer Natural Resources Company, Titan Exploration, Inc., HS Resources, Inc., Petroglyph Energy, Inc. and Vista Energy Resources, Inc., all of which are public companies engaged in the oil and gas business.

     NOLAN LEHMANN has been a director of the Company since June 1997. Since 1983, Mr. Lehmann has served as the president and a director of Equus and Equus Capital Management Corporation. Mr. Lehmann also serves as a director of Allied Waste Industries, Inc., a solid waste management company, American Residential Services, Inc., a residential services company, Brazos Sportswear, Inc., a casual sportswear company, Drypers Corporation, a manufacturer of disposable diapers, and Paracelsus Healthcare Corporation, a hospital management company, all of which are public companies. Mr. Lehmann is a certified public accountant.

     Directors are elected at each annual meeting of stockholders. Effective upon consummation of this offering, the Board of Directors will be divided into two classes of directors, with directors serving staggered two-year terms, expiring at the annual meeting of stockholders for fiscal years 1999 and 2000, respectively. At each annual meeting of stockholders, one class of directors will be elected for a full term of two years to succeed to that class of directors whose terms are expiring. Messrs. Hersh, Wood, Evans and Forbes will serve for initial two-year terms and Messrs. Lehman, Carey and Covington will serve for initial one-year terms.

EXECUTIVE COMPENSATION

     The following table sets forth certain compensation information for the Chief Executive Officer of the Company and four additional most highly compensated executive officers for the period from June 12, 1997 to March 31, 1998 (the "Named Executive Officers").

                                                                                       LONG-TERM COMPENSATION
                                                                                ------------------------------------
                                                                                         AWARDS
                                                                                -------------------------
                                                ANNUAL COMPENSATION                           SECURITIES     PAYOUTS
                                        ------------------------------------    RESTRICTED    UNDERLYING     -------
                                                                OTHER ANNUAL      STOCK         OPTIONS       LTIP       ALL OTHER
       NAME/PRINCIPAL POSITION          SALARY(1)     BONUS     COMPENSATION    AWARDS(S)     PLANS/SARS     PAYOUTS    COMPENSATION
-------------------------------------   ---------    -------    ------------    ----------    -----------    -------    ------------
D. Dale Wood(1)......................   $ 96,652       --          $7,600          --            --            --          $  972
M. Timothy Carey(1)..................    163,760       --           7,600          --            --            --           3,710
C. Paul Evans(1).....................    120,414       --           9,859          --            --            --           4,094
Windell D. Norris, Jr.(2)............      --          --          --              --            --            --          --
Norman R. Francis(1)(3)..............    103,025       --           7,600          --            --            --           2,649

------------

(1) Messrs. Wood, Carey, Evans and Francis receive annual salaries of $120,000, $200,000, $145,000 and $80,000, respectively.

(2) Mr. Norris joined the Company in June 1998 and receives an annual salary of $120,000.

(3) Includes salary from January 1997 which was paid after the Management
    Buyout.

KEY MANAGEMENT COMPENSATION PLAN

     The Company has a Key Management Incentive Compensation Plan effective June 13, 1997 (the "Bonus Plan") by which certain employees may receive a maximum bonus between 15% to 60% of their salary. The Bonus Plan year is from April 1 through March 31 and was pro rated for the period from June 13, 1997 to March 31, 1998. The Bonus Plan awards incentive bonuses to the Company's executive officers and certain key employees. The bonuses are calculated by multiplying the employee's base salary by a factor of 1 to 4, depending on the employee's level of responsibility, and by the Company's percentage EBITDA return on total capitalization for the prior fiscal year less 20% (the "percentage factor").
The Board of Directors must ratify any bonus paid to Messrs. Wood, Carey and Evans pursuant to the Bonus Plan.

     If the Company's percentage EBITDA return on total capitalization is less than 20% for such fiscal year, no bonuses are paid and the difference is carried forward for up to two years to reduce the percentage factor in those years. If the percentage EBITDA return on total capitalization exceeds 35%, the percentage factor is 15% and the excess carries forward for up to two years to increase the percentage factor in those years. The bonuses are paid 50% upon completion of the fiscal year-end audit report and 50% at the end of the following fiscal year, if the employee has not voluntarily left the Company or been terminated for cause.

DIRECTOR COMPENSATION

     Directors who are employees of the Company are not compensated for their services as directors. Non-employee directors receive an annual fee of $10,000. Directors are reimbursed, however, for ordinary and necessary expenses incurred in attending board or committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS; COMPENSATION COMMITTEE INTERLOCKS

     The Company has an Audit Committee and a Compensation Committee. The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by the Company's outside auditor. The committee also recommends the firm of certified public accountants to serve as the Company's independent public accountants, subject to nomination by the Board of Directors and approval of the stockholders, authorizes all audit and other professional services rendered by the auditor and periodically reviews the independence of the auditor. Membership of the Audit Committee is restricted to those directors who are not active or retired officers or employees of the Company. Messrs. Covington and Lehmann are members of the Audit Committee.

     The Compensation Committee will be established to oversee the compensation of the Company's senior management and the Incentive Plan (as defined herein). The Compensation Committee is currently comprised of Messrs. Hersh and Forbes. At the closing of the offering, no members of the Compensation Committee will be a present or former officer or employee of the Company or any subsidiary.

     No executive officer or director of the Company serves as an executive officer, director, or member of a compensation committee of any other entity, for which an executive officer of such entity is a member of the board of directors or the Compensation Committee of the Company.

STOCK OPTION PLANS

  INITIAL STOCK OPTIONS.

     As of June 12, 1997, the Company issued to certain employees options to purchase up to 138,080 shares of the Company's common stock (the "June 97 Options"). With respect to these options, certain stockholders have agreed to sell to the Company up to 18,080 shares at the same price as the exercise price of such options if options to purchase more than 120,000 shares are exercised. Each June 97 Option vests at the rate of 20% per year over five years, beginning with the first anniversary of the date of the option agreement and continuing until the fifth anniversary of the agreement, at which time the options are fully vested. Each June 97 Option expires on August 31, 2002.

     The Company subsequently adopted a stock option plan on May 20, 1998 (as amended to date, the "Initial Plan"). The Initial Plan authorizes the issuance of additional options to purchase up to 550,160 shares of common stock (the "Initial Plan Options") to certain employees, officers, contractors or consultants of the Company. The purposes of the Initial Plan are to promote the interests of the Company and its stockholders by attracting, retaining and stimulating the performance of selected individuals in giving such individuals the opportunity to acquire a proprietary interest in the Company and increasing personal interest in the Company's continued success and progress. The Initial Plan Options constitute non-qualified options that are not "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended.

     Currently, all options granted under the Initial Plan vest at a rate of
33 1/3% per year over three years, beginning with the first anniversary of the governing option agreement and continuing until the third anniversary of the agreement, at which time the options are fully vested. Simultaneous with the effectiveness of the registration statement, the Company (i) will amend the June 97 Options and the Initial Plan Options to allow for immediate vesting of the outstanding stock options and fix the exercise price at $2.78 per share and (ii) will fix the exercise price of each Initial Option and the June 97 Options at $2.78. The in-the-money portion of the options has been valued at approximately
$         million which will be recorded as a one-time, non-cash compensation expense during the year ended March 31, 1999.

     The Board of Directors, which currently administers the Initial Plan, has the authority to set the number of shares of common stock to be covered by each option granted under the Initial Plan, and to amend, modify, suspend or terminate the Initial Plan. The Plan will terminate on May 20, 2004. However, all available options have been issued under the Initial Plan and the Board of Directors does not intend to authorize the issuance of any additional options under the Initial Plan in connection with the closing of this offering. All of the options currently issued and outstanding under the Initial Plan expire on May 31, 2003, and will continue to be recognized until expiration.

     The June 97 Options and the Initial Plan Options (collectively, the "Initial Options") are not transferable other than by will or the laws of descent and distribution. Each Initial Option may be exercised within the term of the option agreement pursuant to which it was granted (so long as the Company continues to employ the optionee). In addition, within three months after termination of an optionee's employment, an Initial Option may be exercised as to vested shares (except in the case of termination for "cause" or an optionee's voluntary termination, in which cases the Initial Option shall automatically expire on termination), provided that the Company may redeem the Initial Option by paying cash to the optionee equal to the excess of the book value of the option shares over the exercise price of the option. In the event of an optionee's death or disability, the Initial Options may remain outstanding and may be exercised by the acquiror of the Initial Options, but only within one year following the date of death or disability.

     To date, no Initial Options have been exercised.

     STOCK INCENTIVE PLAN. The Company will adopt a stock incentive plan (the "Incentive Plan") effective as of the effectiveness of the registration statement. At such time, 575,000 shares of common stock will be subject to issuance under the Incentive Plan. The Incentive Plan provides for the grant of stock options (including incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and non-qualified stock options), stock appreciation rights ("SARs") and other stock awards (including restricted stock awards, dividend rights and stock bonuses) to any officer, director, or employee of the Company or its subsidiaries, or any consultant or advisor engaged by the Company or its subsidiaries. The purpose of the Incentive Plan is to attract, retain and encourage qualified individuals to serve the Company with a high degree of commitment by providing additional financial incentives.

     The Compensation Committee currently administers the Incentive Plan and recommends to the Board of Directors for its final approval the recipients who are to receive grants of options, the terms and conditions of options and the rules and regulations for administration of the Incentive Plan. The final approval of the full Board of Directors is required for any options granted under the Incentive Plan. Stock options may be granted under the Incentive Plan on such terms, including vesting and payment forms, as the Board of Directors deems appropriate in its discretion; provided that no option may be exercised later than ten years after its grant, and the purchase price for the incentive stock options and non-qualified stock options shall not be less than 100% of the fair market value of the common stock on the grant date (110% in the case of an incentive stock option granted to an individual owning more than 10% of the voting stock of the Company or a subsidiary). SARs may be granted by the Board of Directors on such terms, including payment in forms, as the Board of Directors deems appropriate, provided that an SAR granted in connection with a stock option shall become exercisable and lapse according to the same vesting schedule and lapse rules established for the stock option (which shall not exceed ten years from the date of grant). Unless terminated by the Board of Directors, the Incentive Plan has no automatic termination date. Upon the occurrence of an event constituting a change in control of the Company, all options and SARs under certain Incentive Plan award agreements will become immediately exercisable, restrictions on stock granted pursuant to a restricted stock award will lapse, and other awards will be treated in the manner determined by the Board of Directors on the grant date. The Board of Directors has not authorized the granting of any options under the Incentive Plan.

EMPLOYMENT AGREEMENTS

     D. DALE WOOD, the Company's Chairman and Chairman of the Board of Directors, has entered into an employment agreement, effective June 12, 1997, with a term of five years, which establishes a base salary of $120,000 per year. Mr. Wood's employment agreement also provides that, in certain circumstances, he will receive severance payments equal to his then current base salary for up to two years upon termination of his employment by the Company. Mr. Wood is subject to a non-competition agreement for up to two years after a voluntary termination of his employment and for eighteen months after an involuntary termination of his employment.

     M. TIMOTHY CAREY, the Company's Chief Executive Officer, has entered into an employment agreement, effective June 10, 1997, with a term of five years, which establishes a base salary of $200,000 per year. Mr. Carey's employment agreement also provides that, in certain circumstances, he will receive severance payments equal to his then current base salary for up to two years upon termination of his employment by the Company. Mr. Carey is subject to a non-competition agreement for up to two years after a voluntary termination of his employment and for eighteen months after an involuntary termination of his employment.

     C. PAUL EVANS, the Company's President, has entered into an employment agreement, effective June 12, 1997, with a term of three years, which establishes a base salary of $145,000 per year. Mr. Evans' employment agreement also provides that, in certain circumstances, he will receive severance payments equal to his then current base salary for up to two years upon termination of his employment by the Company. Mr. Evans is subject to a non-competition agreement for up to two years after a voluntary termination of his employment and for eighteen months after an involuntary termination of his employment.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information as of November 30, 1998 with respect to the beneficial ownership of the Company's common stock by: (i) each director of the Company, (ii) each Named Executive Officer, (iii) each other person known to beneficially own 5% or more of the outstanding shares of common stock and (iv) all current executive officers (regardless of salary and bonus level) and directors of the Company as a group. Unless otherwise indicated, (i) the persons listed in the table below have sole voting and investment powers with respect to the shares indicated and (ii) each person's address is 11601 N. Houston Rosslyn Road, Houston, Texas 77086.

                                                                      PERCENTAGE OF
                                                                         SHARES
                                                                   BENEFICIALLY OWNED
                                                               ---------------------------
                                              SHARES             PRIOR TO       AFTER THE
                                        BENEFICIALLY OWNED     THE OFFERING      OFFERING
                                        -------------------    -------------    ----------
D. Dale Wood.........................          186,280               3.0%
M. Timothy Carey.....................          232,880               3.7%
C. Paul Evans........................          139,680               2.2%
Windell D. Norris, Jr................           68,000               1.1%
Norman R. Francis....................           23,280                 *
Kenneth A. Hersh(1)..................        2,395,640              38.0%
Richard L. Covington.................         --                  --
Nolan Lehmann(2).....................        2,395,640              38.0%
Gary L. Forbes(3)....................        2,395,640              38.0%
Natural Gas Partners IV, L.P.........        2,395,640              38.0%
  777 Main Street, Suite 2250
  Fort Worth, Texas 76102
Equus II Incorporated................        2,395,640              38.0%
  2929 Allen Parkway, 25th Floor
  Houston, Texas 77019
All directors and executive officers
  as a group (9 persons).............        5,441,400              86.4%

------------

 *  Less than 1%

(1) All shares of common stock that Natural Gas Partners holds. Mr. Hersh, in his capacity as one of the managing members of the general partner of Natural Gas Partners, may be deemed to have indirect beneficial ownership of the shares of common stock owned by Natural Gas Partners. Mr. Hersh disclaims any such beneficial ownership.

(2) All shares of common stock that Equus holds. Mr. Lehmann, in his capacity as president and director of Equus, may be deemed to have indirect beneficial ownership of the shares of common stock owned by Equus. Mr. Lehmann disclaims any such beneficial ownership.

(3) All shares of common stock that Equus holds. Mr. Forbes, in his capacity as vice president of Equus, may be deemed to have indirect beneficial ownership of the shares of common stock owned by Equus. Mr. Forbes disclaims any such beneficial ownership.

                          CERTAIN RELATED TRANSACTIONS

     SUBORDINATED PROMISSORY NOTES. In connection with the Management Buyout on June 12, 1997, the Company borrowed $1.9 million from Natural Gas Partners and Equus under subordinated promissory notes due June 30, 2002, each in the original principal amount of $959,700, and each bearing interest at a rate of 12% per annum. These notes will be repaid with a portion of the proceeds from the offering.

     PROMISSORY NOTES. In connection with the Management Buyout in June 1997, certain officers, directors and key employees borrowed, in the aggregate, $1.9 million from the Company under promissory notes due June 30, 2002, all of which bear interest at a rate of 6.75% per annum. The following directors and executive officers borrowed the following amounts: Mr. Wood, $255,920; Mr. Carey, $319,900; and Mr. Evans, $191,940.

     FEE AGREEMENTS. In connection with the Management Buyout, on June 12, 1997, the Company paid each of Natural Gas Partners and Equus a financing fee of $70,000 along with reimbursement of out-of-pocket costs. Pursuant to this agreement, the Company also paid Mr. Covington $77,577 for acting as legal counsel to the purchasers in the Management Buyout in June 1997.

     NORRIS PROMISSORY NOTE. In connection with a purchase of 68,000 shares of common stock, Mr. Norris borrowed $155,380 from the Company under a promissory note dated June 15, 1998, due June 30, 2002, and bearing interest at a rate of 6.75% per annum.

     INDEMNITY AGREEMENTS. The Company has entered into indemnification agreements with each of its directors, his affiliates and/or "controlling person" (within the meaning of applicable securities laws) and certain of its executive officers. The indemnification agreements provide that the Company shall indemnify these individuals against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them is, or is threatened to be, made a party by reason of their status as a director, officer or agent of the Company; PROVIDED that, with respect to a civil, administrative or investigative (other than criminal) action, such individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of the Company, such individuals may be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company. The agreements also require indemnification of such individuals for all reasonable expenses incurred in connection with the successful defense of any action or claim and provide for partial indemnification in the case of any partially successful defense.

     STOCKHOLDERS AGREEMENT. Certain of the stockholders of the Company including Equus and Natural Gas Partners and Messrs. Wood, Carey and Evans have agreed to approve an amended and restated certificate of incorporation and amended and restated bylaws that will be adopted simultaneous with the effectiveness of the registration statement.

     In addition, certain stockholders including Equus and Natural Gas Partners and Messrs. Wood, Carey and Evans will enter into a Stockholders Agreement. Under the Stockholders Agreement, stockholders wishing to sell their shares to purchasers other than affiliated entities must first provide notice to the other owners, and must cause the proposed purchaser to offer to the other stockholders tag-along rights to purchase a proportionate share of the shares being sold. The tag-along provisions of the Stockholders Agreement terminate on the first to occur of the following: (i) the first date on which all parties to the Stockholders Agreement do not own at least 20% of the equity interests in the Company; (ii) the bankruptcy of the Company, an assignment for the benefit of creditors and appointment of a receiver, or a voluntary or involuntary dissolution; (iii) when only one stockholder remains a party to the Stockholders Agreement; or (iv) the agreement of all parties to the Stockholders Agreement.

     The Stockholders Agreement also gives the Company the right to repurchase shares of stockholders/employees who either are terminated for cause or voluntarily terminate their employment (other than by retirement), and fixes the repurchase price at the fair market value of such shares at the time of repurchase.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 25,000,000 shares
of common stock, of which      shares will be outstanding immediately following
the offering and of which no shares will be held as treasury stock, and 2,500,000 shares of preferred stock, par value $.01 per share.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders of the Company. Subject to any preferential rights of any outstanding series of preferred stock designated by the Board of Directors, the holders of common stock are entitled to receive, ratably, such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to receive pro rata all assets of the Company available for distribution to such holders after distribution in full of the preferential amount to be distributed to holders of shares of the preferred stock, if any. The Company's Amended and Restated Certificate of Incorporation (the "Certificate") grants preemptive rights and denies cumulative voting. The common stock has no conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock, other than those described under "Certain Related Transactions -- Stockholders Agreements."

PREFERRED STOCK

     The preferred stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of the Company's Certificate and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of preferred stock of any class or series.

     One of the effects of undesignated preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of preferred stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by the Company may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND THE BYLAWS

     The Company's Certificate divides the Board of Directors into two classes, with one class of three directors and one class of four directors, serving staggered two-year terms. As a result, only one class of directors will be elected at each annual meeting of stockholders of the Company with the other class continuing for the remainder of its two-year term. Pursuant to the Certificate, the Board of Directors is also authorized to issue shares of "blank check" preferred stock. The Certificate also provides that directors may only be removed with cause by a majority of the stockholders.

     The Company's bylaws (the "Bylaws") permit stockholders to nominate a person for election as a director before an annual stockholder meeting only if written notice of such intent is provided to the Company at least 90 days prior to the meeting. Such notice of intent to nominate a person for election as a director is required to set forth the same kind of information respecting such nominee as would be required under the proxy rules of the Securities and Exchange Commission (the "Commission"), including the written consent of the nominee to serve as a director, if elected, and the name and address of the stockholder making the nomination as well as the number of shares owned by such stockholder. In the case of other proposed business at an annual stockholder meeting, the notice must be filed with the secretary of the Company not less than 60 nor more than 120 days prior to the meeting, and must set forth a brief description of each matter proposed, the name and address of the stockholder proposing the matter, and the number of shares owned by such stockholder.

     The foregoing provisions may tend to deter any potential unfriendly offers or other efforts to obtain control of the Company that are not approved by the Board of Directors and thereby deprive the stockholders of opportunities to sell shares of common stock at prices higher than the prevailing market price. On the other hand, these provisions may tend to ensure continuity of management and corporate policies and to induce any person seeking control of the Company or a business combination with the Company to negotiate on terms acceptable to the then elected Board of Directors.

DELAWARE ANTITAKEOVER LAW

     The Company is subject to Section 203 of the Delaware General Corporation Law, which prohibits Delaware corporations from engaging in a wide range of specified transactions with any interested stockholder. "Interested stockholders" include any person, other than such corporation and any of its majority-owned subsidiaries, who owns 15% or more of any class or series of stock entitled to vote generally in the election of directors, unless, among other exceptions, the transaction is approved by (i) the Board of Directors prior to the date the interested stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including those shares owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Harris Trust and Savings Bank.

REGISTRATION RIGHTS AGREEMENT

     The Company entered into a Registration Rights Agreement dated June 12, 1997 with Natural Gas Partners, Equus and Messrs. Wood, Evans and Carey. Approximately 5,350,120 shares of common stock have the benefit of "demand" registration rights which may be exercised by the holders of not less than 20% of the stock owned by the parties to the agreement and the employees of the Company on up to three separate occasions that allow the holder to require the Company, subject to certain limitations, to file a registration statement under the Securities Act at the Company's expense covering all or part of such securities. In addition, all of the parties to the agreement and all employee owners of these securities have the benefit of "piggyback" registration rights that allow the holders thereof to require the Company to register the underlying shares of common stock if the Company files a registration statement under the Securities Act. If such registration statement is with respect to an underwritten offering, the underwriter may reduce the amount of "piggyback" shares to be registered in the underwriting in its discretion. The registration rights agreement includes traditional covenants and indemnification provisions, including the indemnification of the selling stockholders for violations of the Securities Act.

                        SHARES ELIGIBLE FOR FUTURE SALE

     When the offering is completed, CRC-Evans will have a total of
shares of common stock outstanding. The          shares offered by this
prospectus will be freely tradable unless "affiliates" of the Company, as defined in Rule 144 under the Securities Act, purchase them. The remaining 6,294,520 shares are "restricted," which means they were originally sold in certain types of offerings that were not subject to a registration statement filed with the Commission. These restricted shares may be resold only through registration under the Securities Act or under an available exemption from registration, such as provided through Rule 144. Under Rule 144, all of the restricted shares may be sold after the 180-day "lock-up" period.

     In addition, 670,160 shares are issuable upon exercise of employee options. If any options are exercised, the shares issued upon exercise will also be restricted, but may be sold under Rule 144 after the shares have been held for one year. Sales under Rule 144 may be subject to certain volume limitations and other conditions.

     The holders of 5,441,400 shares of common stock have agreed to a 180-day "lock-up" with respect to these shares. This generally means that they cannot sell these shares during the 180 days following the date of this prospectus. See "Underwriting" for additional details. After the 180-day lock-up period, these shares subject to lock-up may be sold in accordance with Rule 144.

     A total of 1,245,160 shares of common stock have been reserved for issuance under CRC-Evans' outstanding options and the Incentive Plan, 24,000 of which are issuable upon exercise of vested options outstanding on November 30, 1998, or that will become vested within 60 days after such date. The Company will register on Form S-8 under the Securities Act the offering and sale of common stock issuable under its Initial Plan.

                                  UNDERWRITING

     CRC-Evans entered into an underwriting agreement with the underwriters named below. CIBC Oppenheimer Corp., BT Alex. Brown Incorporated and Simmons & Company International are acting as representatives of the underwriters.

     The underwriting agreement provides for the purchase of a specific number of shares of common stock by each of the underwriters. The underwriters' obligations are several, which means that they are required to purchase a specified number of shares, but are not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below:

                                           NUMBER OF
              UNDERWRITER                   SHARES
----------------------------------------   ---------
CIBC Oppenheimer Corp...................
BT Alex. Brown Incorporated.............
Simmons & Company International.........

                                           ---------
     Total..............................
                                           =========

     This is a firm commitment underwriting. This means that the underwriters have agreed to purchase all of the shares offered by this prospectus (other than those covered by the over-allotment option described below) if any are purchased. Under the underwriting agreement, if an underwriter defaults in its commitment to purchase shares, the commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated, depending on the circumstances.

     The representatives have advised CRC-Evans that the underwriters propose to offer the shares directly to the public at the public offering price that appears on the cover page of this prospectus. In addition, the representatives may offer some of the shares to certain securities dealers at such price less a
concession of $     per share. The underwriters may also allow, and such dealers
may reallow, a concession not in excess of $     per share to certain other
dealers. After the shares are released for sale to the public, the representatives may change the offering price and other selling terms at various times.

     CRC-Evans has granted the underwriters an over-allotment option. This option, which is exercisable for up to 30 days after the date of this prospectus, permits the underwriters to purchase a maximum of additional shares from CRC-Evans to cover over-allotments. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the initial public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in
full, the total price to the public will be $           and the total proceeds
to CRC-Evans will be $        . The underwriters have severally agreed that, to
the extent the over-allotment option is exercised, they will each purchase a number of additional shares proportionate to the underwriter's initial amount reflected in the foregoing table.

     The following table provides information regarding the amount of the discount to be paid to the underwriters by CRC-Evans:

                                                        TOTAL WITHOUT EXERCISE OF    TOTAL WITH FULL EXERCISE OF
                                           PER SHARE      OVER-ALLOTMENT OPTION         OVER-ALLOTMENT OPTION
                                           ---------    -------------------------    ---------------------------
CRC-Evans International, Inc............     $                   $                             $

     CRC-Evans estimates that its total expenses of the offering, excluding the
underwriting discount, will be approximately $        .

     CRC-Evans has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

     CRC-Evans and its officers and directors and certain other CRC-Evans stockholders, who beneficially own in the aggregate 5,441,400 shares of common stock, have agreed that for a period of 180 days following the date of this prospectus, CRC-Evans and such persons will not offer, sell, pledge or otherwise dispose of shares of common stock and certain other CRC-Evans securities that they beneficially own, including securities that are convertible into shares of common stock and securities that are exchangeable or exercisable for shares of common stock, without the prior written consent of CIBC Oppenheimer Corp.

     The representatives have informed CRC-Evans that they do not expect discretionary sales by the underwriters to exceed five percent of the shares offered by this prospectus.

     There is no established trading market for the shares. The offering price for the shares has been determined by CRC-Evans and the representatives, based on the following factors:

   o   The Company's historical performance

   o   Estimates of the earnings prospects of the Company

   o   Prevailing market conditions

   o   Market valuation of companies in related businesses

     Rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for or purchase shares before the distribution of the shares is completed. However, the underwriters may engage in the following activities in accordance with the rules:

   o Stabilizing transactions -- The representatives may make bids or purchases for the purpose of pegging, fixing or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

   o Over-allotments and syndicate covering transactions -- The underwriters may create a short position in the shares by selling more shares than are set forth on the cover page of this prospectus. If a short position is created in connection with the offering, the representatives may engage in syndicate covering transactions by purchasing shares in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option.

   o Penalty bids -- If the representatives purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering.

     Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of such transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages resales of the shares.

     Neither CRC-Evans nor the underwriters makes any representation or prediction as to the effect that the transactions described above may have on
the price of the shares. These transactions may occur on                   or
otherwise. If such transactions are commenced, they may be discontinued without notice at any time.

                                 LEGAL MATTERS

     Certain legal matters in connection with the sale of the common stock offered hereby are being passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., and for the Underwriters by Andrews & Kurth L.L.P.

                                    EXPERTS

     The consolidated financial statements of the Company as of March 31, 1998 and for the period from June 12, 1997 (date of inception) to March 31, 1998 and the financial statements of the Predecessor Business as of March 31, 1997 and for each of the years in the two year period then ended and the period from April 1, 1997 to June 11, 1997 have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
CRC Holdings Corp., and Subsidiaries:
     Independent Auditors' Report ......................................    F-2
     Consolidated Balance Sheets -- March 31, 1998 and
      September 30, 1998 (Unaudited) ...................................    F-3
     Consolidated Statements of Earnings -- Period from
      June 12, 1997 to March 31, 1998, period from
      June 12, 1997 to September 30, 1997 (Unaudited)
      and six months ended September 30, 1998 (Unaudited) ..............    F-4
     Consolidated Statements of Stockholders' Equity ...................    F-5
     Consolidated Statements of Cash Flows -- Period from
      June 12, 1997 to March 31, 1998, period from
      June 12, 1997 to September 30, 1997 (Unaudited),
      and six months ended September 30, 1998 (Unaudited) ..............    F-6
     Notes to Consolidated Financial Statements ........................    F-7

CRC Holdings Corp. Predecessor Business:
     Independent Auditors' Report ......................................    F-16
     Statement of Net Assets Acquired -- March 31, 1997 ................    F-17
     Statements of Earnings of Net Assets Acquired --
      Years ended March 31, 1996 and 1997 and period from
      April 1, 1997 to June 11, 1997 ...................................    F-18
     Statements of Equity in Net Assets Acquired --
      Years ended March 31, 1996 and 1997 and period from
      April 1, 1997 to June 11, 1997 ...................................    F-19
     Statements of Cash Flows of Net Assets Acquired -- Years ended
      March 31, 1996 and 1997 and period from April 1, 1997 to
      June 11, 1997 ....................................................    F-20
     Notes to Financial Statements .....................................    F-21

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
CRC Holdings Corp. and Subsidiaries:

     We have audited the accompanying consolidated balance sheet of CRC Holdings Corp. and subsidiaries as of March 31, 1998, and the related consolidated statement of earnings, stockholders' equity and cash flows for the period from June 12, 1997 (date of inception) to March 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CRC Holdings Corp. and subsidiaries as of March 31, 1998, and the results of their operations and their cash flows for the period from June 12, 1997 (date of inception) to March 31, 1998, in conformity with generally accepted accounting principles.

                                                         KPMG Peat Marwick LLP

Tulsa, Oklahoma
May 19, 1998

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                         MARCH 31,      SEPTEMBER 30,
                                           1998              1998
                                        -----------     --------------
                                                         (UNAUDITED)
               ASSETS
Current assets:
     Cash............................   $ 1,558,837      $  4,841,090
     Accounts receivable.............    15,968,674        26,896,979
     Inventories.....................    18,281,331        21,110,121
     Prepaid expenses and other
       current assets................       650,205         1,033,447
     Deferred income taxes...........       351,243         1,543,000
     Deferred costs..................     2,971,685         3,296,995
                                        -----------     --------------
          Total current assets.......    39,781,975        58,721,632
                                        -----------     --------------
Rental assets, net of accumulated
  depreciation of $3,188,945 and
  $1,776,359 at September 30, 1998
  and March 31, 1998, respectively...     9,836,440        16,293,371
Net property, plant and equipment....     4,717,621         5,115,465
Debt issue costs, net of accumulated
  amortization of $402,812 and
  $231,078, at September 30, 1998 and
  March 31, 1998, respectively.......     1,509,360         1,518,563
Goodwill, net of accumulated
  amortization of $72,018............       --              2,088,529
Deferred income taxes................       273,110           220,000
Other assets.........................       225,475           512,045
                                        -----------     --------------
          Total assets...............   $56,343,981      $ 84,469,605
                                        ===========     ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current installments of
       long-term debt................   $ 2,387,704      $  2,707,342
     Bank overdraft..................       782,951          --
     Accounts payable -- trade.......     3,765,307         6,664,944
     Income taxes payable............       635,645         3,154,282
     Accrued liabilities.............     6,019,850         7,025,855
     Deferred revenue................     2,134,545         4,838,867
                                        -----------     --------------
          Total current
           liabilities...............    15,726,002        24,391,290
Long-term debt, excluding current
  installments.......................    29,019,192        34,521,652
12% subordinated notes due 2002......     1,919,400         1,919,400
Deferred income taxes................        83,100           335,800
                                        -----------     --------------
          Total liabilities..........    46,747,694        61,168,142
                                        -----------     --------------
Stockholders' equity:
     Preferred stock, $.01 par value,
       100,000 shares authorized,
       none issued and outstanding...       --               --
     Common stock, $.01 par value;
       900,000 shares authorized;
       157,363 and 100,000 shares
       issued at September 30, 1998
       and March 31, 1998,
       respectively..................         1,000             1,574
     Additional paid-in capital......     9,139,000        14,331,405
     Retained earnings...............     2,342,515        11,164,072
     Cumulative foreign currency
       translation adjustment........        41,269          (112,862)
                                        -----------     --------------

     Stockholders' equity before
      notes recievable from
      shareholders...................    11,523,784        25,384,189
     Less notes receivable from
       shareholders..................     1,927,497         2,082,726
                                        -----------     --------------
          Total stockholders' equity.     9,596,287        23,301,463
Commitments and contingencies
 (Notes 11 and 12)...................
                                        -----------     --------------
          Total liabilities and
           equity....................   $56,343,981      $ 84,469,605
                                        ===========     ==============

          See accompanying notes to consolidated financial statements.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS

                                         PERIOD FROM          PERIOD FROM            SIX MONTHS
                                       JUNE 12, 1997 TO     JUNE 12, 1997 TO           ENDED
                                        MARCH 31, 1998     SEPTEMBER 30, 1997    SEPTEMBER 30, 1998
                                       ----------------    ------------------    ------------------
                                                              (UNAUDITED)           (UNAUDITED)
Revenues:
     Sales revenue...................    $ 23,849,375         $  9,902,110          $ 20,428,029
     Rental and service revenue......      27,991,283           11,837,912            36,360,141
                                       ----------------    ------------------    ------------------
          Total revenues.............      51,840,658           21,740,022            56,788,170
                                       ----------------    ------------------    ------------------
Cost of Revenues:
     Cost of sales revenue...........      16,096,239            6,470,230            13,341,826
     Cost of rental and service
       revenue.......................      18,310,559            7,587,640            18,061,715
                                       ----------------    ------------------    ------------------
          Total cost of revenues.....      34,406,798           14,057,870            31,403,541
                                       ----------------    ------------------    ------------------
               Gross profit..........      17,433,860            7,682,152            25,384,629
Operating expenses:
     Selling, general and
       administrative................      10,113,322            3,893,514             9,174,868
     Research and development........         951,180              319,442               689,672
     Other expenses (income).........          79,148              (41,705)             (323,538)
                                       ----------------    ------------------    ------------------
                                           11,143,650            4,171,251             9,541,002
                                       ----------------    ------------------    ------------------
               Operating income......       6,290,210            3,510,901            15,843,627
Interest expense.....................       2,411,405              880,566             1,709,132
                                       ----------------    ------------------    ------------------
               Income before income
                  taxes..............       3,878,805            2,630,335            14,134,495
Income tax expense...................       1,536,290            1,041,804             5,312,938
                                       ----------------    ------------------    ------------------
               Net income............    $  2,342,515         $  1,588,531          $  8,821,557
                                       ================    ==================    ==================
Net income per share:
     Basic...........................    $      23.43         $      15.89          $      62.23
                                       ================    ==================    ==================
     Diluted.........................    $      22.74         $      15.42          $      57.18
                                       ================    ==================    ==================

          See accompanying notes to consolidated financial statements.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                              CUMULATIVE
                                                                               FOREIGN
                                           COMMON STOCK         CAPITAL IN     CURRENCY                        TOTAL
                                       --------------------     EXCESS OF     TRANSLATION     RETAINED     STOCKHOLDERS'
                                        SHARES    PAR VALUE     PAR VALUE     ADJUSTMENT      EARNINGS        EQUITY
                                       ---------  ---------   --------------  ----------   --------------  -------------
Balance, June 12, 1997...............     --       $ --       $     --        $   --       $     --         $   --
     Net income......................     --         --             --            --            2,342,515      2,342,515
     Issuance of stock...............    100,000     1,000         9,139,000      --             --            9,140,000
     Translation adjustments.........     --         --             --            41,269         --               41,269
                                       ---------  ---------   --------------  ----------   --------------  -------------
Balance, March 31, 1998..............    100,000     1,000         9,139,000      41,269        2,342,515     11,523,784
                                       ---------  ---------   --------------  ----------   --------------  -------------
     Net income (unaudited)..........     --         --             --            --            8,821,557      8,821,557
     Issuance of stock (unaudited)...     57,363       574         5,192,405      --             --            5,192,979
     Translation adjustments
       (unaudited)...................     --         --             --          (154,131)        --             (154,131)
                                       ---------  ---------   --------------  ----------   --------------  -------------
Balance, September 30, 1998
  (unaudited)........................    157,363   $ 1,574    $   14,331,405  $ (112,862)  $   11,164,072   $ 25,384,189
                                       =========  =========   ==============  ==========   ==============  =============

          See accompanying notes to consolidated financial statements.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                        PERIOD FROM       PERIOD FROM
                                          JUNE 12,         JUNE 12,         SIX MONTHS
                                          1997 TO           1997 TO            ENDED
                                         MARCH 31,       SEPTEMBER 30,     SEPTEMBER 30,
                                            1998             1997              1998
                                        ------------     -------------     -------------
                                                          (UNAUDITED)       (UNAUDITED)
Cash flows from operating activities:
  Net income.........................   $  2,342,515     $   1,588,531     $   8,821,557
  Adjustments to reconcile net income
     to net cash provided by
     operating activities:
     Depreciation and amortization...      2,341,344           857,959         1,888,450
     Other...........................          9,717          --                --
     Deferred income tax benefit.....       (224,000)         --                (885,947)
     (Increase) decrease in assets:
       Accounts receivable...........       (599,867)       (2,304,446)      (10,928,305)
       Inventories...................        (10,981)          695,605        (2,828,790)
       Prepaid expenses and other
          assets.....................       (658,016)         (728,819)         (669,812)
       Deferred costs................     (2,885,960)       (2,382,695)         (325,310)
     Increase (decrease) in
       liabilities:
       Accounts payable -- trade.....     (6,666,104)       (4,547,974)        2,899,637
       Accrued liabilities...........      1,301,109         1,279,793         1,006,005
       Income taxes payable..........        635,645           834,586         2,518,637
       Deferred income...............      2,134,545           867,665         2,704,322
                                        ------------     -------------     -------------
          Net cash provided by (used
             in) operating
             activities..............     (2,280,053)       (3,839,795)        4,200,444
                                        ------------     -------------     -------------
Cash flows from investing activities:
  Capital expenditures...............     (1,082,942)          (65,544)       (1,758,811)
  Payment for acquired business......    (34,673,749)      (34,673,749)       (8,901,209)
                                        ------------     -------------     -------------
          Net cash used in investing
             activities..............    (35,756,691)      (34,739,293)      (10,660,020)
                                        ------------     -------------     -------------
Cash flows from financing activities:
  Increase (decrease) in bank
     overdraft.......................        782,951          --                (782,951)
  Net borrowings (repayments) under
     revolving line of credit........     12,889,959        12,925,356        (2,046,721)
  Proceeds from long-term debt.......     20,000,000        20,000,000         9,000,000
  Principal payments on long-term
     debt............................     (1,510,063)         (693,136)       (1,131,181)
  Debt issuance costs................     (1,740,438)       (1,646,937)         (180,937)
  Loans to stockholders, net.........         (8,097)           (1,331)              151
  Proceeds from issuance of common
     stock...........................      9,140,000         9,140,000         5,037,599
                                        ------------     -------------     -------------
          Net cash provided by
             financing activities....     39,554,312        39,723,952         9,895,960
Effect of exchange rate changes on
  cash...............................         41,269          (106,251)         (154,131)
                                        ------------     -------------     -------------
Net increase in cash.................      1,558,837         1,038,613         3,282,253
Cash at beginning of period..........        --               --               1,558,837
                                        ------------     -------------     -------------
Cash at end of period................   $  1,558,837     $   1,038,613     $   4,841,090
                                        ============     =============     =============
Supplementary disclosure of cash flow
  information:
  Cash paid for interest.............   $  2,411,405     $     880,566     $   1,462,676
                                        ============     =============     =============
  Income taxes.......................   $  1,056,859     $    --           $   3,679,469
                                        ============     =============     =============
Supplemental disclosure of non-cash
  financing information --
  Notes receivable from stockholders
     for common stock................   $  1,919,400     $   1,919,400     $     155,380
                                        ============     =============     =============

          See accompanying notes to consolidated financial statements.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     CRC Holdings Corp. and subsidiaries (the Company) designs, manufactures, sells, and rents specialized equipment to the pipeline construction and rehabilitation industry. The Company operates on a world wide basis through wholly owned subsidiaries with principal operations located in Tulsa, Oklahoma; Houston, Texas; Edmonton, Alberta; Burnley, United Kingdom; and Hoevelaken, the Netherlands.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of CRC Holdings Corp. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for all inventories.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant, and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Betterments and renewals that extend the life of the asset are capitalized; other repairs and maintenance are expensed.

     The estimated useful lives for determining depreciation for the major classes of assets are:

Buildings and improvements..............    20 to 40 years
Machinery and equipment.................       7 years
Furniture and fixtures..................       7 years
Automobiles and trucks..................       5 years
Computer equipment......................       5 years

  DEBT ISSUANCE COSTS

     Debt issuance costs are initially capitalized as intangible assets and are amortized over the term of the debt to which they relate.

  REVENUE RECOGNITION

     Equipment sales revenue is recognized when the equipment is shipped. Equipment rental revenue is deferred and recognized ratably over the term of the rental agreement. Service revenue is recognized upon customer billing which occurs at the time the services have been rendered. Cost associated with refurbishing rental equipment is incurred and deferred at the time the equipment is readied for use. Such costs are amortized during the rental period.

  GOODWILL

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected period to be benefited which is 15 years. The Company assesses the recoverability of goodwill by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future cash flows of the acquired operation. The

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  FOREIGN CURRENCY TRANSLATION

     All significant asset and liability accounts stated in currencies other than United States dollars are translated into United States dollars at year end exchange rates. Translation adjustments are accumulated in a separate component of stockholders' equity. Revenue and expense accounts are converted at prevailing rates throughout the year.

  EMPLOYEE BENEFIT PLAN

     The Company has a defined contribution pension plan covering substantially all of its employees.

  STOCK OPTION PLAN

     The Company has adopted Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25, ACCOUNTING FOR STOCK-BASED COMPENSATION, and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  ENVIRONMENTAL REMEDIATION OBLIGATIONS

     The Company accrues for losses associated with environmental remediation obligations, if any, when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties, if any, are recorded as assets when their receipt is deemed probable.

  USE OF ESTIMATES

     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  INTERIM PERIOD (UNAUDITED)

     The interim unaudited consolidated financial statements, in the opinion of management, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the consolidated financial position and the results of operations for such periods in conformity with generally

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

accepted accounting principles. The operating results for any interim period are not necessarily indicative of operating results that may be expected for a full year.

(2)  FORMATION AND ACQUISITION

     The Company was formed to acquire the net assets of CRC-Evans Pipeline International, Inc. and the issued and outstanding shares of CRC-Evans Canada Ltd. and Pipeline Induction Heat Ltd., wholly owned subsidiaries of the Company. The aggregate purchase price after working capital adjustments was $36,640,000. The transaction was effective June 12, 1997.

     Other than the issuance of capital stock and debt on June 12, 1997 the Company had no operations prior to June 12, 1997. Accordingly, the accompanying consolidated financial statements represent the results of operations from June 12, 1997 to March 31, 1998.

     The purchase price net of cash acquired was allocated to the assets acquired and liabilities assumed as follows:

Accounts receivable..................  $    15,368,807
Inventories..........................       18,270,350
Rental assets........................       10,721,613
Property, plant and equipment........        4,869,489
Deferred income taxes................          317,253
Other assets.........................          303,389
 Accounts and notes payable..........      (10,458,411)
Accrued liabilities..................       (4,718,741)
                                       ---------------
     Net assets acquired.............  $    34,673,749
                                       ===============

     A portion of the proceeds resulting from the issuance of the capital stock was loaned by certain shareholders to other shareholders utilizing the Company as the financing vehicle. Accordingly, the Company has both notes payable to and receivable from shareholders.

(3)  BUSINESS AND CREDIT CONCENTRATIONS

     Included in the Company's consolidated balance sheet are the total assets related to their operations in Canada and the United Kingdom. These assets total approximately $3 million and $9 million, respectively.

     The Company has a concentration of customers in the oil and gas pipeline construction industry which expose the Company to a concentration of credit risk within an industry. Receivables are generally not collateralized.

     Ten customers were responsible for 45% of the Company's total revenue in the year ended March 31, 1998. In addition, one customer accounted for approximately 11% of the Company's total revenues in the period ended March 31, 1998. The Company believes that the allowance for bad debts is adequate.

(4)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash, accounts receivable, bank overdraft, trade accounts payable, income taxes payable, and accrued liabilities approximate fair value due to the short maturity of these instruments.

     The carrying amounts of notes receivable from shareholders, long-term debt, and notes payable to shareholders approximate fair value as the interest rates and terms of the agreements approximate those available to the Company in the marketplace.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(5)  INVENTORIES

     Inventories consist of the following:

                                         MARCH 31,       SEPTEMBER 30,
                                            1998              1998
                                       --------------    --------------
                                                          (UNAUDITED)
Raw materials........................  $    8,661,523     $  8,573,968
Work-in-process......................       2,244,875        4,604,457
Finished goods.......................       7,374,933        7,931,696
                                       --------------    --------------
                                       $   18,281,331     $ 21,110,121
                                       ==============    ==============

(6)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, consist of:

                                        MARCH 31,      SEPTEMBER 30,
                                           1998             1998
                                       ------------    --------------
                                                        (UNAUDITED)
Property, plant and equipment:
Land and improvements................  $  1,026,228      $1,053,836
Buildings and improvements...........     2,591,995       2,570,546
Machinery and equipment..............       325,021         463,044
Furniture and fixtures...............        83,165         140,158
Automobiles and trucks...............       379,345         557,958
Leasehold improvements...............       295,940         298,517
Computer equipment...................       344,179         505,294
                                       ------------    --------------
                                          5,045,873       5,589,353
Less accumulated depreciation and
  amortization.......................      (328,252)       (473,888)
                                       ------------    --------------
     Net property, plant and
       equipment.....................  $  4,717,621      $5,115,465
                                       ============    ==============

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(7)  LONG-TERM DEBT

       Long-term debt consists of the following:

                                            MARCH 31      SEPTEMBER 30,
                                              1998            1998
                                           -----------    -------------
                                                           (UNAUDITED)
Note payable to bank, bearing interest
  at either (i) a base rate equal to the
  lendor's base rate or 0.5% above the
  Federal funds effective rate, plus
  0.25% to 1%, or (ii) the Eurodollar
  rate plus the applicable margin
  ranging from 1.75% to 2.50% (9.5% and
  8.1875% at March 31, 1998); payable in
  escalating quarterly installments;
  secured by substantially all assets of
  the Company. (a)......................   $18,500,000     $ 17,375,000
Notes payable to bank under $5,000,000
  line of credit, bearing interest a
  floating rate equal to LIBOR plus 1%
  (10.0389% at March 31, 1998); secured
  by substantially all assets of the
  Company. In July 1998, the Company
  added a $2,500,000 acquisition
  facility to this note. (a), (b).......     2,389,959        2,971,675
Note payable to bank under $20,000,000
  line of credit, bearing interest at
  either (i) a base rate equal to the
  higher of the lendor's base rate or
  0.5% above the Federal funds effective
  rate, plus 0.25% to 1%, or (ii) the
  Eurodollar rate plus the applicable
  margin ranging from 1.75% to 2.50%
  (9.5% and 8.1875% at March 31, 1998);
  secured by substantially all assets of
  the Company. In July 1998, the line of
  credit was increased by $5,000,000 and
  the Company added a $17,500,000
  acquisition facility. (a), (b)........    10,500,000       16,500,000
Other installment notes.................        16,937          382,319
                                           -----------    -------------
          Total notes payable...........    31,406,896       37,228,994
Less current installments...............    (2,387,704)      (2,707,342)
                                           -----------    -------------
          Notes payable, excluding
             current installments.......   $29,019,192     $ 34,521,652
                                           ===========    =============

(a) The loan agreement which expires June 12, 2003, contains various covenants, including, but not limited to, maintenance of minimum net worth and a ratio of liabilities to net worth, as defined in the agreement.

(b) The Company is required to pay a commitment fee ranging from 0.425% to 0.500% of the unused portion of the revolving line of credit. The commitment fee varies based upon the ratio of average funded debt to earnings before interest, taxes, depreciation, and amortization.

     Aggregate maturities of long-term debt are as follows:

1999.................................  $  2,387,704
2000.................................     2,879,233
2001.................................     3,375,000
2002.................................     3,875,000
2003.................................     4,750,000
Thereafter...........................    14,139,959

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(8)  INCOME TAXES

     Income tax expense (benefit) for the period from June 12, 1997 to March 31, 1998 consists of the following:

                                         CURRENT       DEFERRED       TOTAL
                                       ------------  ------------  ------------
Federal..............................  $  1,133,323  $   (191,265) $    942,058
State................................       162,038       (17,735)      144,303
International........................       464,929       (15,000)      449,929
                                       ------------  ------------  ------------
                                       $  1,760,290  $   (224,000) $  1,536,290
                                       ============  ============  ============

     Total income tax expense differs from the amounts computed by applying the U.S. federal statutory income tax rates of 34% to income before income taxes as a result of the following:

Computed "expected" income tax
  expense............................  $  1,318,794
Increase (decrease) in income taxes
  resulting from:
     State income taxes, net of
     federal income tax benefit......       173,678
     Foreign income taxes, net of
     federal foreign tax credits.....       (31,699)
     Expenses not deductible for
     income tax purposes.............       121,243
     Other...........................       (45,726)
                                       ------------
                                       $  1,536,290
                                       ============

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets (liabilities) at March 31, 1998 are presented below:

Deferred tax assets (liabilities):
     Inventories, principally due to
      additional costs capitalized
      for tax purposes and the
      allowance for obsolete
      inventory......................  $       49,708
     Accrued liabilities not
      deductible until paid..........         768,420
     Deferred income taxable when
      received.......................         610,644
     Maintenance costs capitalized
      for book purposes..............      (1,077,529)
     Property and equipment,
      principally due to differences
      in depreciation................         120,260
     Debt issue costs, due to
      differences in amortization....         (10,840)
     Foreign tax credit..............          80,590
                                       --------------
          Net deferred tax assets....  $      541,253
                                       ==============

     Management believes that it is more likely than not that the Company will realize the benefit of the deferred tax assets in future periods.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

(9)  EARNINGS PER SHARE

     The following information reconciles the number of shares used to compute basic earnings per share to those used to compute diluted earnings per share:

                                            PERIOD FROM             PERIOD FROM              SIX MONTHS
                                          JUNE 12, 1998 TO        JUNE 12, 1997 TO             ENDED
                                           MARCH 31, 1998        SEPTEMBER 30, 1997      SEPTEMBER 30, 1998
                                       ----------------------  ----------------------  ----------------------
                                                                    (UNAUDITED)
Net Income...........................             $ 2,342,515             $ 1,588,531             $ 8,821,557
                                                  ===========             ===========             ===========
Weighted average shares of common
  stock outstanding..................    100,000                 100,000                 141,762
    Basic earnings per share.........             $     23.43             $     15.89             $     62.23
                                                  ===========             ===========             ===========
Effect of dilutive
  securities -- stock options........      3,000                   3,000                  12,521
                                       ---------               ---------               ---------
                                         103,000                 103,000                 154,283
                                       =========               =========               =========
    Diluted earnings per share.......             $     22.74             $     15.42             $     57.18
                                                  ===========             ===========             ===========

(10)  STOCK OPTION PLAN

     On June 12, 1997, the Company adopted a stock option plan (the 1997 Plan) and granted options to key employees to purchase up to 3,000 shares of the Company's stock. The options have an exercise price equal to the stock's initial price per share times 1.0675 raised to the power of n, where n equals number of years from the date of grant. These options vest in twenty percent annual increments and become fully exercisable after five years from the date of grant. All stock options expire August 31, 2002.

     At March 31, 1998, there were no additional shares available for grant under the Plan. The per share weighted-average fair value of stock options granted was $91.41 on the date of grant using the Minimum Value method assuming a risk-free interest rate of 6.75% and an expected life of five years.

     The Company applies APB Opinion No. 25 and records compensation expense, accordingly. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would not have been impacted as the exercise price multiplier is equal to the assumed risk-free interest rate.

(11)  COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Company provides warranties on parts and equipment sold and rented.

     In addition to these warranties, the Company has warranted specific systems and components provided for an oceangoing pipe laying vessel. The Company is liable for all items, systems, components, and spare parts through October 1998 and for design failure through October 2001. The Company's liability on design failure is limited to the amount required to correct the design failure, including replacement, reassembly, and technical support. The Company is not liable for loss of business or revenue. The vessel is undergoing tests and no claims have been made to date under the warranty provisions of the contract. The Company has accrued an estimated amount for its liability under the warranty provisions. The aggregate amount of warranty claims, if any, cannot be determined. Payments of claims significantly in excess of amounts accrued, if any, could have an adverse effect on the Company's consolidated financial position, results of operations, and liquidity.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company is obligated under various noncancelable operating leases for certain operating facilities, automobiles, and equipment. The remaining terms of the leases range from one to sixteen years. Future minimum lease payments as of March 31, 1998 are:

Year ending March 31:
          1999.......................  $    177,000
          2000.......................       171,000
          2001.......................       160,000
          2002.......................       149,000
          2003.......................       149,000
     Thereafter......................     1,639,000

     Rent expense was approximately $290,385 for the period ended March 31, 1998.

     The Company has issued standby letters of credit aggregating $1,686,000 to guarantee performance to third parties under certain contracts.

     The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

(12)  SUBSEQUENT EVENTS -- UNAUDITED

     In April 1998, the Company acquired substantially all of the business assets of B.L. Key Services LLC (B. L. Key), a manufacturer and seller of concrete pipeline weights. This acquisition was accounted for using the purchase method of accounting. The purchase price of the assets acquired totaled approximately $3,029,000 of which $1,029,000 was paid in cash and $2,000,000 was financed with a note payable to the seller. Goodwill, which represents the excess of purchase price over fair value of net assets acquired, will be amortized on a straight-line basis over 15 years. The results of operations for B.L. Key have been included from the date of acquisition.

     The estimated fair value of assets acquired consists of the following:

Inventory............................  $    119,000
Property and equipment...............     1,193,000
Other................................        29,000
                                       ------------
Fair value of net assets acquired....     1,341,000
Excess of purchase price paid over
  fair value of assets acquired......     1,688,000
                                       ------------
                                       $  3,029,000
                                       ============

     On May 29, 1998 the Company acquired substantially all of the pipeline equipment assets of Hamilton Heavy Equipment, Inc. and Jerry Hamilton dba HHC International (collectively, Hamilton). This acquisition was accounted for using the purchase method of accounting. The purchase price of the assets was $5,748,000 of which $4,773,000 was paid in cash at closing, $400,000 financed with a note payable to the seller and the balance to be paid upon receipt of final valuations. The results of operations for Hamilton have been included from the date of acquisition.

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The estimated fair value of the assets acquired follows:

Rental assets........................  $  5,495,000
Inventory............................       200,000
Property and equipment...............        53,000
                                       ------------
                                       $  5,748,000
                                       ============

     In May 1998, the Company issued 55,663 shares of common stock at $91.40 per share for total proceeds of $5,087,598. In conjunction with the issuance, the Company paid a $25,000 fee plus out of pocket expenses to each of the two majority shareholders.

     In June 1998, the Company issued 1,700 shares of common stock at $91.40 per share in exchange for a note payable of $155,380.

     In November 1998, the Company acquired substantially all of the business assets of Didcot Heat Treatment Limited (Didcot) for an aggregate purchase price of $3,400,000 using the purchase method of accounting. Didcot performs resistance heat treating services, with its primary markets in the United Kingdom and Western Europe.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
CRC Holdings Corp.:

     We have audited the statement of net assets acquired of CRC Holdings Corp. Predecessor Businesses as of March 31, 1997 and the related statements of earnings of net assets acquired, equity in net assets acquired and cash flows for the years ended March 31, 1996 and 1997 and for the period from April 1, 1997 to June 11, 1997. These financial statements are the responsibility of the management of CRC Holdings Corp. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets acquired of CRC Holdings Corp. Predecessor Businesses as of March 31, 1997 and the results of operations and cash flows for the years ended March 31, 1996 and 1997 and for the period from April 1, 1997 to June 11, 1997, in conformity with generally accepted accounting principles.

                                                         KPMG Peat Marwick LLP

Tulsa, Oklahoma
October 3, 1998

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                        STATEMENT OF NET ASSETS ACQUIRED
                                 MARCH 31, 1997
                 ASSETS
Current assets:
     Cash...............................  $    2,761,376
     Accounts receivable................      17,688,716
     Inventories........................      15,187,889
     Prepaid expenses and other current
      assets............................         172,039
     Deferred income taxes..............       1,138,423
     Deferred costs.....................       2,015,524
                                          --------------
          Total current assets..........      38,963,967
                                          --------------
Rental assets, net of accumulated
  depreciation of $22,074,798...........       4,759,171
Net property, plant and equipment.......       3,737,124
Deferred income taxes...................         344,538
Other assets............................         228,882
                                          --------------
          Total assets..................  $   48,033,682
                                          ==============

         LIABILITIES AND EQUITY
Current liabilities:
     Notes payable......................  $       29,121
     Accounts payable -- trade..........       4,582,552
     Income taxes payable...............         555,703
     Accrued liabilities................       4,252,786
     Deferred revenue...................       3,751,617
                                          --------------
          Total current liabilities.....      13,171,779
Equity in net assets acquired...........      34,861,903
Commitments and contingencies (note 7)
                                          --------------
          Total liabilities and
           equity.......................  $   48,033,682
                                          ==============

                See accompanying notes to financial statements.

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                 STATEMENTS OF EARNINGS OF NET ASSETS ACQUIRED
  YEARS ENDED MARCH 31, 1996 AND 1997 AND THE PERIOD APRIL 1, 1997 TO JUNE 11,
                                      1997

                                          MARCH 31,       MARCH 31,        JUNE 11,
                                            1996            1997            1997
                                       --------------  --------------  --------------
Revenues:
     Sales revenue...................  $   25,324,527  $   26,081,330  $    5,686,973
     Rental and service revenue......      39,329,096      43,293,159       6,928,325
                                       --------------  --------------  --------------
          Total revenues.............      64,653,623      69,374,489      12,615,298
                                       --------------  --------------  --------------
Cost of revenues:
     Cost of sales revenue...........      16,594,858      18,372,975       3,712,139
     Cost of rental and service
       revenue.......................      29,255,453      28,302,656       5,450,835
                                       --------------  --------------  --------------
          Total cost of revenues.....      45,850,311      46,675,631       9,162,974
                                       --------------  --------------  --------------
          Gross profit...............      18,803,312      22,698,858       3,452,324
                                       --------------  --------------  --------------
Operating expenses:
     Selling, general and
       administrative................      13,055,632      13,017,645       3,015,862
     Research and development........         855,900         753,919         152,928
     Other expenses (income).........       2,750,298         367,135        (152,674)
                                       --------------  --------------  --------------
          Operating income...........       2,141,482       8,560,159         436,208
Interest income......................         245,147         688,714          49,676
                                       --------------  --------------  --------------
          Income before income
             taxes...................       2,386,629       9,248,873         485,884
Income tax expense...................         888,848       3,359,203         207,108
                                       --------------  --------------  --------------
          Net income.................  $    1,497,781  $    5,889,670  $      278,776
                                       ==============  ==============  ==============

                See accompanying notes to financial statements.

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                  STATEMENTS OF EQUITY IN NET ASSETS ACQUIRED
  YEARS ENDED MARCH 31, 1996 AND 1997 AND THE PERIOD APRIL 1, 1997 TO JUNE 11,
                                      1997

                                         MARCH 31,       MARCH 31,       JUNE 11,
                                           1996            1997            1997
                                        -----------     -----------     -----------
Equity in net assets acquired at
beginning of period..................   $34,695,243     $27,841,772     $34,861,903
Net income...........................     1,497,781       5,889,670         278,776
Effect of exchange rate changes......      (178,208)        306,999         297,725
Net capital contributions
(withdrawals)........................    (8,173,044)        823,462      (2,948,148)
                                        -----------     -----------     -----------
Equity in net assets at end of
period...............................   $27,841,772     $34,861,903     $32,490,256
                                        ===========     ===========     ===========

                See accompanying notes to financial statements.

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                 STATEMENTS OF CASH FLOWS OF NET ASSETS ACQUIRED
               YEARS ENDED MARCH 31, 1996 AND 1997 AND THE PERIOD
                         APRIL 1, 1997 TO JUNE 11, 1997

                                         MARCH 31,       MARCH 31,        JUNE 11,
                                            1996            1997            1997
                                       --------------  --------------  --------------
Cash flows from operating activities:
  Net income.........................  $    1,497,781  $    5,889,670  $      278,776
  Adjustments to reconcile net income
     to net cash provided by
     operating activities:
     Depreciation and amortization...       4,836,161       2,287,012         387,560
     Other...........................          74,311         153,451         (25,740)
     Deferred income tax benefit.....        (887,614)       (417,356)          3,027
     (Increase) decrease in assets:
       Accounts receivable...........       6,161,830      (2,107,661)      1,789,726
       Inventories...................         104,530      (2,928,757)     (3,012,645)
       Prepaid expenses and other
          assets.....................         230,947        (152,757)        187,770
       Deferred costs................         399,606        (903,350)       (683,481)
     Increase (decrease) in
       liabilities:
       Accounts payable -- trade.....         538,359         413,025         483,449
       Accrued liabilities...........        (935,691)     (1,551,140)        155,028
       Income taxes payable..........         700,755        (324,381)       (326,208)
       Deferred income...............      (3,715,597)      2,703,531         531,436
                                       --------------  --------------  --------------
          Net cash provided by (used
             in) operating
             activities..............       9,005,378       3,061,287        (231,302)
                                       --------------  --------------  --------------
Cash flows from investing
activities --
  Capital expenditures...............        (464,114)     (2,366,731)        (37,147)
                                       --------------  --------------  --------------
          Net cash used in investing
             activities..............        (464,114)     (2,366,731)        (37,147)
                                       --------------  --------------  --------------
Cash flows from financing activities:
  Principal payments on debt.........      (1,076,467)         (8,957)         (2,121)
  Net increase (decrease) in equity
     in net assets acquired..........      (8,173,044)        823,462      (2,948,148)
                                       --------------  --------------  --------------
          Net cash provided by (used
             in) financing
             activities..............      (9,249,511)        814,505      (2,950,269)
                                       --------------  --------------  --------------
Effect of exchange rate changes on
  cash...............................        (178,208)        306,999         297,725
                                       --------------  --------------  --------------
Net increase in cash.................        (886,455)      1,816,060      (2,920,993)
Cash at beginning of period..........       1,831,771         945,316       2,761,376
                                       --------------  --------------  --------------
Cash at end of period................  $      945,316  $    2,761,376  $     (159,617)
                                       ==============  ==============  ==============

                See accompanying notes to financial statements.

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 1997

(1)  BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Effective June 12, 1997 CRC Holdings Corp. (Holdings) acquired from Weatherford Enterra, Inc. (Weatherford) the net assets of CRC-Evans Pipeline International, Inc. and the issued and outstanding shares of CRC-Evans Canada, Ltd, and Pipeline Induction Heat, Ltd. (collectively the Predecessor Businesses). Prior to the acquisition the Predecessor Businesses were operated as a business unit by Weatherford.

     The accompanying financial statements have been prepared from records maintained by Weatherford and may not necessarily be indicators of the conditions which could have existed if the Predecessor Businesses had been operated as an independent entity.

  DESCRIPTION OF BUSINESS

     The Predecessor Businesses design, manufacture, sell, and rent specialized equipment to the pipeline construction and rehabilitation industry. The Predecessor Businesses operate on a world wide basis with principal operations located in Tulsa, Oklahoma; Houston, Texas; Edmonton, Alberta; Burnley, United Kingdom; and Hoevelaken, the Netherlands.

  CASH AND CASH EQUIVALENTS

     The Predecessor Businesses consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

  INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method for all inventories.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant, and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Betterments and renewals that extend the life of the asset are capitalized; other repairs and maintenance are expensed.

     The estimated useful lives for determining depreciation for the major classes of assets are:

Buildings and improvements...........   20 to 40 years
Machinery and equipment..............       7 years
Furniture and fixtures...............       7 years
Automobiles and trucks...............       5 years
Computer equipment...................       5 years

  REVENUE RECOGNITION

     Equipment sales revenue is recognized when the equipment is shipped. Equipment rental revenue is recognized during the period of customer usage. Rental revenue derived from equipment located outside of the continental United States is deferred and recognized ratable over the term of the rental agreement. Service revenue is recognized upon customer billing which occurs at the time the services have been rendered. Cost associated with refurbishing rental equipment is incurred and deferred at the time the equipment is readied for use. Such costs are amortized during the rental period.

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  INCOME TAXES

     The results of operations of the Predecessor Businesses are included in Weatherford's consolidated federal and state income tax returns. Income tax expense or benefit has been determined as if the Predecessor Businesses filed a separate federal and state tax return.

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  FOREIGN CURRENCY TRANSLATION

     All significant asset and liability accounts stated in currencies other than United States dollars are translated into United States dollars at year end exchange rates. Translation adjustments are accumulated in a separate component of stockholders' equity. Revenue and expense accounts are converted at prevailing rates throughout the year.

  EMPLOYEE BENEFIT PLAN

     The Predecessor Businesses have a defined contribution pension plan covering substantially all of their employees.

  USE OF ESTIMATES

     Management has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(2)  BUSINESS AND CREDIT CONCENTRATIONS

     Included in the statement of net assets acquired are the total assets related to the Predecessor Businesses' operations in Canada and the United Kingdom. These assets total approximately $5 million and $9 million, respectively.

     The Predecessor Businesses have a concentration of customers in the oil and gas pipeline construction industry which exposes the Predecessor Businesses to a concentration of credit risk within an industry, including one customer which accounts for approximately 10% of total revenues. Receivables are generally not collateralized. The allowance for bad debts is considered adequate.

(3)  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash, accounts receivable, trade accounts payable, income taxes payable, and accrued liabilities approximate fair value due to the short maturity of these instruments.

(4)  INVENTORIES

     Inventories at March 31, 1997 consist of the following:

Raw materials...........................  $    5,375,067
Work-in-process.........................       4,726,083
Finished goods..........................       5,086,739
                                          --------------
                                          $   15,187,889
                                          ==============

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(5)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment, at cost, consist of:

Property, plant and equipment:
     Land and improvements...........  $    751,161
     Buildings and improvements......     2,981,060
     Machinery and equipment.........     1,074,652
     Furniture and fixtures..........       337,339
     Automobiles and trucks..........     1,125,029
     Leasehold improvements..........       437,079
     Computer equipment..............     1,086,617
                                       ------------
                                          7,792,937
     Less accumulated depreciation
       and amortization..............     4,055,813
                                       ------------
Net property, plant and equipment....  $  3,737,124
                                       ============

(6)  INCOME TAXES

     Income tax expense (benefit) consists of the following for the years ended March 31, 1996 and 1997 and the period from April 1, 1997 to June 11, 1997:

                                         CURRENT       DEFERRED       TOTAL
                                       ------------  ------------  ------------
March 31, 1996:
     Federal.........................  $    351,255  $   (556,728) $   (205,473)
     State...........................       133,451       (56,409)       77,042
     Foreign.........................     1,291,756      (274,477)    1,017,279
                                       ------------  ------------  ------------
                                       $  1,776,462  $   (887,614) $    888,848
                                       ============  ============  ============
March 31, 1997:
     Federal.........................  $  2,252,715  $   (430,483) $  1,822,232
     State...........................       414,861       (43,617)      371,244
     Foreign.........................     1,108,983        56,744     1,165,727
                                       ------------  ------------  ------------
                                       $  3,776,559  $   (417,356) $  3,359,203
                                       ============  ============  ============
June 11, 1997:
     Federal.........................  $    171,979  $     48,919       220,898
     State...........................        38,962         4,957        43,919
     Foreign.........................        (6,860)      (50,849)      (57,709)
                                       ------------  ------------  ------------
                                       $    204,081  $      3,027  $    207,108
                                       ============  ============  ============

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Total income tax expense differs from the amounts computed by applying the U.S. federal statutory income tax rates of 34% to income before income taxes as a result of the following:

                                       MARCH 31,    MARCH 31,     JUNE 11,
                                          1996         1997         1997
                                       ----------  ------------  ----------
Computed "expected" income tax
  expense............................  $  811,454  $  3,144,617  $  165,201
Increase (decrease) in income taxes
  resulting from:
     State income taxes, net of
       federal income tax benefit....      50,848       245,021      28,987
     Expenses not deductible for
       income tax purposes...........      91,146        87,961      17,197
     Other...........................     (64,600)     (118,396)     (4,277)
                                       ----------  ------------  ----------
                                       $  888,848  $  3,359,203  $  207,108
                                       ==========  ============  ==========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets (liabilities) at March 31, 1997 are presented below:

Deferred tax assets (liabilities):
     Inventories, principally due to
      additional costs capitalized
      for tax purposes and the
      allowance for obsolete
      inventory......................  $     18,715
     Accrued liabilities not
      deductible until paid..........     1,119,708
     Property and equipment,
      principally due to differences
      in depreciation................       344,538
                                       ------------
          Net deferred tax assets....  $  1,482,961
                                       ============

     Management believes that it is more likely than not that the benefit of the deferred tax assets will be realized in future periods.

(7)  COMMITMENTS AND CONTINGENCIES

     In the ordinary course of business, the Predecessor Businesses provide warranties on parts and equipment sold and rented.

     In addition to these warranties, the Predecessor Businesses have warranted specific systems and components provided for an oceangoing pipe laying vessel. The Predecessor Businesses are liable for all items, systems, components, and spare parts through October 1998 and for design failure through October 2001. The Predecessor Businesses' liability on design failure is limited to the amount required to correct the design failure, including replacement, reassembly, and technical support. The Predecessor Businesses are not liable for loss of business or revenue. The vessel is undergoing tests and no claims have been made through June 11, 1997, under the warranty provisions of the contract. The Predecessor Businesses have accrued an estimated amount for its liability under the warranty provisions. The aggregate amount of warranty claims, if any, cannot be determined. Payments of claims significantly in excess of amounts accrued, if any, could have an adverse effect on the Predecessor Businesses' financial position, results of operations, and liquidity.

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Predecessor Businesses are obligated under various noncancelable operating leases for certain operating facilities, automobiles, and equipment. The remaining terms of the leases range from one to sixteen years. Future minimum lease payments as of March 31, 1997 are:

YEAR ENDING MARCH 31:
     1998............................  $    182,000
     1999............................       182,000
     2000............................       165,000
     2001............................       158,000
     Thereafter......................     1,910,000

     Rent expense was approximately $145,444, $91,862, and $170,948 for the years ended March 31, 1996 and 1997, and the period from April 1, 1997 to June 11, 1997.

     The Predecessor Businesses have issued standby letters of credit aggregating $1,462,084 to guarantee performance to third parties under certain contracts.

     The Predecessor Businesses are involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Predecessor Businesses' financial position, results of operations, or liquidity.

                                                                    SCHEDULE IIA

                      CRC HOLDINGS CORP. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                  PERIOD FROM JUNE 12, 1997 TO MARCH 31, 1998

                                        BALANCE       CHARGED TO                     BALANCE
                                        JUNE 12,       COST AND       DEDUCTIONS/   MARCH 31,
                                          1997         EXPENSE         WRITEOFFS       1998
                                       ----------     ----------      -----------   ----------
Accounts receivable -- allowance for
  doubtful accounts..................  $  369,055      $ 13,975         $65,540     $  317,490
                                       ==========     ==========      ===========   ==========

                                                                    SCHEDULE IIB

                   CRC HOLDINGS CORP. PREDECESSOR BUSINESSES
                 CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS
  YEARS ENDED MARCH 31, 1996 AND 1997 AND THE PERIOD APRIL 1, 1997 TO JUNE 11,
                                      1997

                                        BALANCE       CHARGED TO                     BALANCE
                                        APRIL 1,       COST AND       DEDUCTIONS/   MARCH 31,
                                          1995         EXPENSE         WRITEOFFS       1996
                                       ----------     ----------      -----------   ----------
Accounts receivable -- allowance for
  doubtful accounts..................  $  309,165      $ 83,570         $56,812     $  335,923
                                       ==========     ==========      ===========   ==========

                                        BALANCE       CHARGED TO                     BALANCE
                                        APRIL 1,       COST AND       DEDUCTIONS/   MARCH 31,
                                          1996         EXPENSE         WRITEOFFS       1997
                                       ----------     ----------      -----------   ----------
Accounts receivable -- allowance for
  doubtful accounts..................  $  335,923      $305,081         $22,920     $  618,084
                                       ==========     ==========      ===========   ==========

                                        BALANCE       CHARGED TO                     BALANCE
                                        APRIL 1,       COST AND       DEDUCTIONS/    JUNE 11,
                                          1997         EXPENSE         WRITEOFFS       1997
                                       ----------     ----------      -----------   ----------
Accounts receivable -- allowance for
  doubtful accounts..................  $  618,084      $  1,354        $ 250,383    $  369,055
                                       ==========     ==========      ===========   ==========

--------------------------------------------------------------------------------

                                     [LOGO]

                         CRC-EVANS INTERNATIONAL, INC.
                                             SHARES
                                  COMMON STOCK

                          ----------------------------

                                   PROSPECTUS
                          ----------------------------

                                              , 1999

                                CIBC OPPENHEIMER
                                 BT ALEX. BROWN
                               SIMMONS & COMPANY
                                 INTERNATIONAL

--------------------------------------------------------------------------------

INVESTORS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE INFORMATION THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

DEALER PROSPECTUS DELIVERY OBLIGATION: UNTIL                      , 1999 (25
DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth in the following table. The Company shall pay the estimated expenses of issuance and distribution in proportion to the respective number of shares sold by it in the offering. Each amount, except for the Commission and National Association of Securities Dealers, Inc. ("NASD") fees, is estimated.

Commission registration fees.........  $  13,000
NASD filing fees.....................  $   5,000
          application and listing
fees.................................  $   *
Transfer agent's and registrar's fees
and expenses.........................  $   *
Printing and engraving expenses......  $   *
Legal fees and expenses..............  $   *
Accounting fees and expenses.........  $   *
Blue sky fees and expenses...........  $   *
Miscellaneous........................  $   *
                                       ---------
     Total...........................  $   *
                                       =========

------------

* To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A Delaware corporation may indemnify past or present officers and directors of such corporation or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which such person actually and reasonably incurred in connection therewith. Section 145 further provides that any indemnification shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such person is proper because he has met the applicable standard of conduct by the (i) stockholders, (ii) board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (iii) committee of directors who are not parties to such action, suit or proceeding designated by majority vote by such disinterested directors even if less than a quorum, or (iv) independent legal counsel, if there are no such disinterested directors, or if such disinterested directors so direct. Section 145 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     The Company has entered into indemnification agreements with each of its directors and certain of its executive officers. The indemnification agreements provide that the Company shall indemnify each of its directors and his affiliates and any "controlling person" (within the meaning of applicable securities laws) and each indemnified officer against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by or in the right of the Company) to which any of them is, or is threatened to be, made a party by reason of their status as a director, affiliate, "controlling person," officer or agent of the Company; PROVIDED that, with respect to a civil, administrative or investigative (other than criminal) action, such individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal proceedings, he or she had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by or in the right of the Company, such individuals may be indemnified, to the extent not prohibited by applicable laws or as determined by a court of competent jurisdiction, against expenses actually and reasonably incurred by them in connection with such action if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company. The agreements also require indemnification of such individuals for all reasonable expenses incurred in connection with the successful defense of any action or claim and provide for partial indemnification in the case of any partially successful defense.

     The Company has obtained an insurance policy providing for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions. The Company has entered into separate indemnification agreements with each of its directors which may require the Company, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under Delaware law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     All of the following issuances reflect figures prior to the Company's 40-for-1 stock split. Since its inception on June 12, 1997, the Company issued and sold the following unregistered securities:

          (1) On June 12, 1997, the Company issued 35,000 shares of common stock to Natural Gas Partners in connection with the Management Buyout for $91.40 per share. On June 12, 1997, the Company issued a subordinated promissory note to Equus, due June 30, 2002, in the original principal amount of $959,700, and bearing interest at 12% per annum. On May 20, 1998, the Company issued an additional 24,891 shares of common stock to Natural Gas Partners for $91.40 per share. All of these issuances were exempt from registration under Section 4(2) of the Securities Act.

          (2) On June 12, 1997, the Company issued 35,000 shares of common stock to Equus, in connection with the Management Buyout for $91.40 per share. On June 12, 1997, the Company issued a subordinated promissory note to Natural Gas Partners, due June 30, 2002, in the original principal amount of $959,700, and bearing interest at 12% per annum. On May 20, 1998, the Company issued an additional 24,891 shares of common stock to Equus for $91.40 per share. All of these issuances were exempt from registration under Section 4(2) of the Securities Act.

          (3) On June 12, 1997, the Company issued 30,000 shares of common stock to members of management and certain employees, in connection with the Management Buyout for $91.40 per share. On May 20, 1998, the Company issued an additional 5,881 shares of common stock to members of management and certain employees for $91.40 per share. Both issuances were exempt from registration under Section 4(2) of the Securities Act.

          (4) On June 15, 1998, the Company issued 1,700 shares of common stock to Windell D. Norris, Jr. for $91.40 per share. This issuance was exempt from registration under Section 4(2) of the Securities Act.

ITEM 16  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

     The following is a list of exhibits filed as part of this Registration Statement.

      EXHIBIT NO.                    DESCRIPTION
-------------------------------------------------------------
           1.1*      -- Form of Underwriting Agreement.
           3.1*      -- Form of Amended and Restated
                        Certificate of Incorporation of the
                        Company.
           3.2*      -- Form of Amended and Restated Bylaws
                        of the Company.
           4.1*      -- Specimen of Stock Certificate.
           4.2       -- Registration Rights Agreement, dated
                        June 12, 1997, among the Company and
                        Natural Gas Partners, Equus and
                        Messrs. Wood, Evans and Carey.
           5.1*      -- Opinion of Akin, Gump, Strauss, Hauer
                        & Feld, L.L.P.
          10.1       -- Form of Indemnity Agreement entered
                        into by the Company in favor of
                        members of the Board of Directors and
                        certain executive officers.
          10.2       -- Revolving Credit and Term Loan
                        Agreement dated June 12, 1997, by and
                        among CEPI Holdings, Inc., the
                        Company and a syndicate of banks led
                        by BankBoston.
          10.3       -- Facility Agreement dated June 12,
                        1997, by and among Pipeline Induction
                        Heat Limited and a syndicate of banks
                        led by BankBoston.
          10.4       -- First Amendment to Revolving Credit
                        and Term Loan Agreement, dated July
                        3, 1998, by and among CRC-Evans
                        Pipeline International, Inc., CRC
                        Holdings Corp., BankBoston and
                        Bankers Trust Company.
          10.5       -- Supplemental Agreement dated July 3,
                        1998, amending Facility Agreement
                        dated June 12, 1997, among Pipeline
                        Induction Heat Limited and
                        BankBoston.
          10.6*      -- Form of Stockholders Agreement.
          10.7       -- Form of Employment Agreement,
                        executed June 1997, by and among the
                        Company, the Predecessor Business and
                        Messrs. Carey, Wood and Evans.
          10.8       -- Amended and Restated Asset Purchase
                        Agreement dated as of January 31,
                        1997, by and among the Predecessor
                        Business, Weatherford Enterra, Inc.
                        and the Company.
          10.9       -- Share Transfer Agreement dated June
                        12, 1997, between Weatherford Enterra
                        Canada Ltd. and the Company.
          10.10      -- Agreement of Purchase and Sale dated
                        as of April 24, 1998, by and among
                        CRC-Evans Pipeline International,
                        Inc., Tulsa Pipeline Equipment &
                        Supply, Inc., Hamilton Heavy
                        Equipment, Inc., and Jerry Hamilton,
                        individually and d/b/a/ HHC
                        International.
          10.11      -- Amendment to Agreement of Purchase
                        and Sale dated as of April 24, 1998,
                        by and among CRC-Evans Pipeline
                        International, Inc., Tulsa Pipeline
                        Equipment & Supply, Inc., Hamilton
                        Heavy Equipment, Inc., and Jerry
                        Hamilton, individually and d/b/a/ HHC
                        International.
          10.12      -- Asset Purchase Agreement dated as of
                        March 31, 1998, by and among CRC-Key,
                        Inc. and B.L. Key Services, L.L.C.,
                        Bobby L. Key, James C. McGill, the
                        James C. McGill Revocable Living
                        Trust and James Michael McGill
          10.13      -- Form of Option Agreement granting
                        options to certain employees of the
                        Company, dated June 12, 1997.
          10.14      -- Option Plan, dated May 20, 1998.
          10.15      -- Form of Option Agreement issued under the
                        Option Plan.
          10.16      -- Amendment No. 1 to Option Plan, dated
                        June 15, 1998.

      EXHIBIT NO.                    DESCRIPTION
-------------------------------------------------------------
          10.17*     -- Reserved.
          10.18*    --  Form of Stock Incentive Plan.
          10.19      -- Form of Promissory Note, dated June
                        12, 1997, made by Messrs. Wood,
                        Carey, Evans and Francis, James F.
                        Reed, Jr., P.M. Bond, B.C. Goff,
                        Richard L. Jones, Brian S. Laing,
                        Geurt W. Meijer, Dale Roland, M.P.
                        Smith, Sidney A. Taylor and Robert A.
                        Teale, to the order of the Company.
          10.20      -- Promissory Note, dated June 15, 1998,
                        made by Mr. Norris to the order of
                        the Company.
          10.21      -- Key Management Incentive Compensation
                        Plan, dated as of June 13, 1997.
          10.22      -- Fee Agreement, dated June 12, 1997,
                        between the Company and Natural Gas
                        Partners.
          10.23      -- Fee Agreement, dated June 12, 1997,
                        between the Company and Equus.
          10.24*    --  Form of Promissory Note, dated June
                        12, 1997, made by the Company to the
                        order of each of Natural Gas Partners
                        and Equus.
          21.1       -- List of Subsidiaries of the Company.
          23.1       -- Consent of KPMG Peat Marwick LLP.
          23.2*      -- Consent of Akin, Gump, Strauss, Hauer
                        & Feld, L.L.P. (contained in Exhibit
                        5.1).
          24.1       -- Power of Attorney (included on the
                        signature page hereto).
          27.1       -- Financial Data Schedule.

------------

 * To be filed by amendment.

     (b)  Financial Data Schedules

     None.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 14 herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON DECEMBER 4, 1998.

                               POWER OF ATTORNEY

     The undersigned directors and officers of CRC-Evans hereby constitute and appoint M. Timothy Carey and Norman R. Francis, each with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON DECEMBER 4, 1998:

                      SIGNATURE                                       TITLE                        DATE
------------------------------------------------------  ----------------------------------   ----------------
                   /s/D. DALE WOOD                      Chairman and Chairman of the Board   December 4, 1998
                    (D. DALE WOOD)                      of Directors

                 /s/M. TIMOTHY CAREY                    Chief Executive Officer and          December 4, 1998
                  (M. TIMOTHY CAREY)                    Director (Principal Executive
                                                        Officer)
                   /s/C. PAUL EVANS                     President and Director               December 4, 1998
                   (C. PAUL EVANS)

                 /s/NORMAN R. FRANCIS                   Chief Financial Officer, Treasurer   December 4, 1998
                 (NORMAN R. FRANCIS)                    and Secretary (Principal
                                                        Accounting and Financial Officer)
                 /s/KENNETH A. HERSH                    Director                             December 4, 1998
                  (KENNETH A. HERSH)

               /s/RICHARD L. COVINGTON                  Director                             December 4, 1998
                (RICHARD L. COVINGTON)

                   /s/NOLAN LEHMANN                     Director                             December 4, 1998
                   (NOLAN LEHMANN)

                  /s/GARY L. FORBES                     Director                             December 4, 1998
                   (GARY L. FORBES)

                                      II-5